Exhibit 10.1

EXECUTION COPY

U.S.$200,000,000

FACILITY AGREEMENT

dated 13 March 2007

for

CERTAIN SUBSIDIARIES OF

SIGMA-ALDRICH CORPORATION

and guaranteed by

SIGMA-ALDRICH CORPORATION

arranged by

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Arrangers

with

WELLS FARGO BANK, NATIONAL ASSOCIATION

acting as Facility Agent

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

acting as Syndication Agent

and

BANK OF AMERICA, NATIONAL ASSOCIATION

acting as Documentation Agent

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20.	INFORMATION UNDERTAKINGS	66

21.	FINANCIAL COVENANTS	71

22.	GENERAL UNDERTAKINGS	71

23.	EVENTS OF DEFAULT	75

24.	CHANGES TO THE LENDERS	79

25.	CHANGES TO THE OBLIGORS	83

26.	ROLE OF THE FACILITY AGENT AND THE ARRANGER	85

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	90

28.	SHARING AMONG THE FINANCE PARTIES	90

29.	PAYMENT MECHANICS	93

30.	SET-OFF	96

31.	NOTICES	96

32.	CALCULATIONS AND CERTIFICATES	98

33.	PARTIAL INVALIDITY	98

34.	REMEDIES AND WAIVERS	99

35.	AMENDMENTS AND WAIVERS	99

36.	COUNTERPARTS	100

37.	GOVERNING LAW	101

38.	ENFORCEMENT	101

39.	CONFIDENTIALITY	102

SCHEDULE 1 THE ORIGINAL PARTIES		103

	Part I The Original Obligors	103

	Part IIA The Original Lenders - other than UK Non-Bank Lenders	104

	Part IIB The Original Swingline Lenders	104

	Part IIC The Original Euro Swingline Lenders	104

	Part III The Original Lenders - UK Non-Bank Lenders	105

	Part IV The Issuing Bank	105

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THIS AGREEMENT is dated 13 March 2007 and made between:

(1)	SIGMA-ALDRICH CORPORATION (the “Company”);

(2)	THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 as original borrowers (the “Original Borrowers”);

(3)	THE COMPANY (the “Original Guarantor”);

(4)	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. and WELLS FARGO BANK, NATIONAL ASSOCIATION as mandated lead arrangers (whether acting individually or together the “Arranger”);

(5)	THE FINANCIAL INSTITUTIONS listed in Part II and Part III of Schedule 1 as lenders (the “Original Lenders”);

(6)	WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Issuing Bank”);

(7)	WELLS FARGO BANK, NATIONAL ASSOCIATION as agent of the other Finance Parties (the “Facility Agent”);

(8)	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. as syndication agent (the “Syndication Agent”); and

(9)	BANK OF AMERICA, NATIONAL ASSOCIATION as documentation agent (the “Documentation Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 25 (Changes to the Obligors).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Authorised Officer” means any of the Chairman, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Treasurer, Corporate Controller or any Vice President and Chief Administrative Officer of the Company or any other officer designated by the Company in writing to the Administrative Agent, in each case acting singly.

“Availability Period” means the period from and including the date of this Agreement to and including the Termination Date.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Utilisations; and

(b)	in relation to any proposed Utilisations, the Base Currency Amount of its participation in any Utilisations that are due to be made on or before the proposed Utilisation Date,

other than that Lender’s participation in any Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Base Currency” means U.S. Dollars.

“Base Currency Amount” means, in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Facility Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Facility Agent receives the Utilisation Request and, in the case of a Letter of Credit, as adjusted under Clause 5A.8 (Revaluation of Letters of Credit)) adjusted to reflect any repayment, prepayment, consolidation or division of the Utilisation.

“Board of Directors” means the board of directors of the Company as it may be constituted at any relevant time.

“Borrower” means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 25 (Changes to the Obligors).

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, San Francisco, New York and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

“Capitalisation Ratio” means at any date, the ratio of (x) Consolidated Debt, to (y) the sum of Consolidated Debt and Consolidated Net Worth.

“Capital Lease Obligation” of any person means the obligation to pay rent or other payment amounts under a lease of (or other indebtedness arrangements conveying the right to use) real or personal property of such person which is required to be classified and accounted for as an asset and a liability on the face of a balance sheet of such person in accordance with GAAP.

“Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Part II or Part III of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement, or a Swingline Commitment or a Euro Swingline Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 10 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Facility Agent.

“Consolidated Debt” means at any date the Debt of the Company and its Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated Net Worth” means, at any time: (a) the total assets of the Company and its Subsidiaries which would be shown as assets on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries; minus (b) the total liabilities of the Company and its Subsidiaries which would be shown as liabilities on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP; minus (c) any consolidated balance sheet foreign currency translation adjustment.

“Debt” of any person means at any date, without duplication, (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, (iii) all fixed or contingent reimbursement obligations of such person with respect to letters of credit, (iv) all obligations of such person to pay the deferred purchase price of property or services (other than trade accounts payable, deferred compensation items, and like expense accruals arising in the ordinary course of business), except, in the case of property, to the extent that the rights and remedies of the obligor with respect to such obligations are limited to repossession or sale of such property, (v) all Capital Lease Obligations of such person, (vi) all obligations of such person for Swaps, (vii) all Debt of others secured by a Security on any asset of such person, whether or not such Debt is assumed by such person, (viii) the aggregate amount of uncollected accounts receivable of such person subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected without recourse to such person or in a manner that would not be reflected on the balance sheet of such person in accordance with GAAP, (ix) all Synthetic Lease Obligations, and (x) all Debt of others Guaranteed by such person. The amount of any Debt secured by a Security pursuant to paragraph (vii) above shall be an amount equal to the lesser of (x) the aggregate outstanding amount of Debt secured by such Security and (y) the greater of the aggregate book value and the aggregate fair market value of the assets subject to such Security.

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or toxic or hazardous substances or wastes or the clean up or other remediation thereof and any and all judgments, orders, decrees, permits, grants, franchises, licenses or agreements relating to the foregoing to which the Company or any Subsidiary is a party or which is otherwise applicable to the Company or any Subsidiary.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, of the United States of America, or any successor statute.

“ERISA Group” means the Company and all members of a controlled group of corporations and all trades or business (whether or not incorporated) under common control which, together with the Company, are treated, on or after the date of this Agreement, as a single employer under Section 414 of the Internal Revenue Code.

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

“Euro Swingline Commitment” means:

(a)	in relation to a Euro Swingline Lender on the date of this Agreement, the amount, expressed in U.S. Dollars, set opposite its name under the heading “Euro Swingline Commitment” in Part II B of Schedule 1 (The Original Parties) and the amount, expressed in U.S. Dollars, of any other Euro Swingline Commitment transferred to it under this Agreement; and

(b)	in relation to any other Euro Swingline Lender, the amount, expressed in U.S. Dollars, of any Euro Swingline Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Euro Swingline Facility” means the Euro swingline loan facility made available under this Agreement as described in Clause 5F (Euro Swingline Loans).

“Euro Swingline Lender” means:

(a)	an Original Lender listed in Part II B of Schedule 1 (The Original Parties) as a euro swingline lender; or

(b)	any other person that becomes a Euro Swingline Lender after the date of this Agreement in accordance with Clause 24 (Changes to Lenders)

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Euro Swingline Loan” means a loan made or to be made under the Euro Swingline Facility or the principal amount outstanding for the time being of that loan.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Facility” means the revolving credit facility made available under this Agreement, as described in Clause 2 (The Facility), the Swingline Facility or the Euro Swingline Facility.

“Facility Agent’s Spot Rate of Exchange” means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arranger and the Company (or the Facility Agent and the Company) setting out any of the fees referred to in Clause 12 (Fees).

“Finance Document” means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter, any Compliance Certificate and any Utilisation Request.

“Finance Party” means the Facility Agent, the Arranger or a Lender.

“GAAP” means generally accepted accounting principles in the jurisdiction of the relevant Obligor.

“Group” means the Company and its Subsidiaries for the time being.

“Guarantee” by any person means any obligation, contingent or otherwise, of such person directly or indirectly guaranteeing any Debt of any other person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Guidelines” means the guidelines S-02.122.1 in relation to bonds of April 1999 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.122.1 vom April 1999 betreffend “Obligationen”), S-02.122.2 in relation to customer credit balances of April 1999 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.122.2 vom April 1999 betreffend Kundenguthaben) and S-02.123 in relation to inter bank transactions of 22 September 1986 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.123 vom 22 September 1986 betreffend Zinsen von Bankguthaben, deren Gläubiger Banken sind Interbankguthaben), each as amended, supplemented or replaced from time to time.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.4 (Default interest).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, of the United States of America or any successor statute.

“Investment” means any investment in any person, whether by means of share purchase, capital contribution, loan, time deposit or otherwise.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Letter of Credit” means a letter of credit, substantially in the form set out in Schedule 12 (Form of Letter of Credit) or in any other form requested by a Borrower and agreed by the Issuing Bank.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan, a Swingline Loan or a Euro Swingline Loan.

“LMA” means the Loan Market Association.

“Majority Lenders” means:

(a)	until the Total Commitments have been reduced to zero, a Lender or Lenders whose Commitments aggregate more than 50 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero and there are no Utilisations then outstanding, aggregated more than 50 per cent. of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Utilisations then outstanding aggregate more than 50 per cent. of all the Utilisations then outstanding.

“Mandatory Cost” means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 4 (Mandatory Cost formulae).

“Margin” means the percentage rate per annum which is applicable at such time with respect to a Loan as set forth in the Pricing Schedule.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole;

(b)	the ability of any Obligor to perform its obligations under the Finance Documents; or

(c)	the legality, validity or enforceability of the Finance Documents.

“Material Assets” of any Obligor means consolidated assets and other property of such Obligor having a fair market value or book value (whichever is higher), as determined in good faith by senior management of such Obligor, as of the last day of the most recently completed financial quarter of such Obligor in excess of U.S.$30,000,000 or the equivalent in other currencies.

“Material Debt” means Debt (other than the Utilisations) of the Company and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding U.S.$30,000,000 or the equivalent in other currencies.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of U.S.$10,000,000.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a) (3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any person which ceased to be a member of the ERISA Group during such five-year period.

“Non-Qualifying Bank Creditor” means any lender that is not a Swiss or foreign bank as specified in the Guidelines.

“Obligor” means a Borrower or a Guarantor.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means:

(a)	in relation to the Company, the audited consolidated financial statements of the Group for the financial year ended 31 December, 2006; and

(b)	in relation to each Original Obligor other than the Company, its unaudited financial statements for its financial year ended 31 December, 2006.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Disposition” has the meaning given to it in Clause 22.4 (Disposals).

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any person which was at such time a member of the ERISA Group for employees of any person which was at such time a member of the ERISA Group.

“Pricing Schedule” means the pricing schedule set out in Schedule 13 (Pricing Schedule).

“Qualifying Bank Creditor” means a Swiss or foreign bank as specified in the Guidelines.

“Qualifying Lender” has the meaning given to it in Clause 13 (Tax gross-up and indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means, the principal London offices of Wells Fargo Bank, National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd. and the principal Luxembourg office of Deutsche Bank Luxembourg S.A. or such other banks as may be appointed by the Facility Agent in consultation with the Company.

“Relevant Interbank Market” means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Repeating Representations” means each of the representations set out in Clause 19 (Representations) other than Clauses 19.5 (Authorisations), 19.6 (Deduction of Tax), 19.7 (No filing or stamp taxes), 19.8 (No default), 19.9 (Financial Statements) and 19.19 (Compliance with Laws).

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that (i) a maturing Loan is due to be repaid or (ii) a Borrower is obliged to pay to the Facility Agent for the Issuing Bank the amount of any claim under a Letter of Credit;

(b)	the aggregate amount of which is equal to or less than (i) the maturing Loan or (ii) the amount of the claim under the Letter of Credit;

(c)	in the same currency as (i) the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency) or (ii) the claim under the Letter of Credit; and

(d)	made or to be made to the same Borrower for the purpose of (i) refinancing a maturing Loan or (ii) satisfying the obligations of the Borrower to pay the amount of a claim under the Letter of Credit to the Facility Agent for the Issuing Bank.

“Sale and Leaseback Transaction” of any person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such person of any property that has been or is being sold, conveyed, transferred or otherwise disposed of by such person to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property.

“Screen Rate” means:

(a)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Specified Time” means a time determined in accordance with Schedule 11 (Timetables).

“Subsidiary” of a person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50 per cent. of the voting stock, membership interests or other equity interests (in the case of persons other than corporations), is owned or controlled directly or indirectly by the person or one or more Subsidiaries of the person, or a combination thereof.

“Swaps” means, with respect to any person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations (other than forward currency contracts) obligating such person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such person, then and in each such case, the amount of such obligations shall be the net amount so determined.

“Swingline Commitment” means:

(a)	in relation to a Swingline Lender on the date of this Agreement, the amount in U.S. Dollars set opposite its name under the heading “Swingline Commitment” in Part II B of Schedule 1 (The Original Parties) and the amount of any other Swingline Commitment transferred to it under this Agreement; and

(b)	in relation to any other Swingline Lender, the amount of any Swingline Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Swingline Facility” means the U.S. Dollar Swingline Loan Facility made available under this Agreement as described in Clause 5D (Swingline Loans).

“Swingline Lender” means:

(a)	an Original Lender listed in Part II B of Schedule 1 (The Original Parties) as a swingline lender; or

(b)	any other person that becomes a Swingline Lender after the date of this Agreement in accordance with Clause 24 (Changes to Lenders)

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Swingline Loan” means a loan made or to be made under the Swingline Facility or the principal amount outstanding for the time being of that loan.

“Swiss Borrower” means a Borrower which is incorporated under the laws of the Swiss Confederation or is resident for Swiss tax purposes in the Swiss Confederation.

“Synthetic Lease Obligation” means of any person means the obligation to pay rent or other payment amounts under a lease of (or other indebtedness arrangements conveying the right to use) real or personal property of such person which may be classified and accounted for as an operating lease or off-balance sheet liability for accounting purposes but as a secured or unsecured loan for tax purposes under the Internal Revenue Code.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Termination Date” means seven years from the date of this Agreement.

“Total Commitments” means the aggregate of the Commitments, being U.S.$200,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Facility Agent executes the Transfer Certificate.

“Unfunded Liability” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other person under Title IV of ERISA.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“U.S. Dollars” and “U.S.$” mean the lawful currency of the United States of America.

“Utilisation” means a Loan or a Letter of Credit.

“Utilisation Date” means the date on which a Utilisation is made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“VAT” means value added tax implemented by member states of the European Union pursuant to Directive 2006/112/EC and legislation supplemental thereto, and any tax of a similar nature imposed under the laws of any jurisdiction which is not a member state of the European Union.

“Voting Stock” means capital stock of any class or classes (however designated) having ordinary voting power for the election of directors of the Company, other than stock having such power only by reason of the happening of a contingency.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Facility Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3	Third Party Rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a multicurrency revolving credit facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Affiliates of Lenders

(a)	Each Lender may fulfil its obligations in respect of any Utilisation through an Affiliate if:

(i)	the relevant Affiliate is specified in this Agreement as a Lender or becomes a Lender by means of a Transfer Certificate in accordance with this Agreement; and

(ii)	the Utilisation in which that Affiliate will participate is specified in this Agreement or in a notice given by that Lender to the Facility Agent and the Company.

In this event, the relevant Lender and the Affiliate will participate in that Utilisation in the manner provided for in paragraph (ii) above.

(b)	If Clause 2.3(a) above applies, the relevant Lender and its Affiliate will be treated as having a single Commitment and a single vote, but, for all other purposes, will be treated as separate Lenders.

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility towards general corporate and working capital purposes, including acquisitions, and for the refinancing of existing indebtedness, including (where lawful to do so) indebtedness of the Company.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Facility Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Facility Agent. The Facility Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Utilisation if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Utilisation; and

(ii)	it is or has been approved by the Facility Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Facility Agent of the relevant Utilisation Request for that Utilisation or is one of the following currencies: Swiss francs, sterling or euro.

(b)	If the Facility Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Facility Agent will confirm to the Company by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.4	Maximum number of Utilisations

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation ten or more Utilisations would be outstanding.

(b)	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)	if the currency selected is the Base Currency, a minimum of U.S.$5,000,000 or, if less, the Available Facility; or

(ii)	if the currency selected is an Optional Currency, the minimum amount (and, if required, integral multiple) specified by the Facility Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility; and

(iii)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Facility Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

5.5	Cancellation of Commitment

The Total Commitments shall be immediately cancelled at the end of the Availability Period.

5A.	UTILISATION – LETTERS OF CREDIT

5A.1	General

(a)	In this Clause 5A.1 and Clause 5B (Letters of Credit):

(i)	“Expiry Date” means, for a Letter of Credit, the last day of its Term;

(ii)	“L/C Proportion” means, in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment to the Available Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender;

(iii)	“Renewal Request” means a written notice delivered to the Facility Agent in accordance with Clause 5A.7 (Renewal of a Letter of Credit); and

(iv)	“Term” means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.

(b)	Any reference in this Agreement to:

(i)	a “Finance Party” includes the Issuing Bank;

(ii)	the Interest Period of a Letter of Credit will be construed as a reference to the Term of that Letter of Credit;

(iii)	an amount borrowed includes any amount utilised by way of Letter of Credit;

(iv)	a Utilisation made or to be made to a Borrower includes a Letter of Credit issued on its behalf;

(v)	a Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit;

(vi)	amounts outstanding under this Agreement include amounts outstanding under or in respect of any Letter of Credit;

(vii)	an outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the Borrower in respect of that Letter of Credit at that time;

(viii)	a Borrower “repaying” or “prepaying” a Letter of Credit means:

(A)	that Borrower providing cash cover for that Letter of Credit;

(B)	the maximum amount payable under the Letter of Credit being reduced in accordance with its terms; or

(C)	the Issuing Bank being satisfied that it has no further liability under that Letter of Credit,

and the amount by which a Letter of Credit is repaid or prepaid under sub-paragraphs (viii)(A) and (viii)(B) above is the amount of the relevant cash cover or reduction; and

(ix)	a Borrower providing “cash cover” for a Letter of Credit means a Borrower paying an amount in the currency of the Letter of Credit to an interest-bearing account in the name of the Borrower and the following conditions are met:

(A)	the account is with the Facility Agent or the Issuing Bank (if the cash cover is to be provided for all the Lenders) or with a Lender (if the cash cover is to be provided for that Lender);

(B)	withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Letter of Credit until no amount is or may be outstanding under that Letter of Credit; and

(C)	the Borrower has executed a security document, in form and substance satisfactory to the Facility Agent or the Finance Party with which that account is held, creating a first ranking security interest over that account.

(c)	Clause 5 (Utilisation) does not apply to a Utilisation by way of Letter of Credit.

(d)	In determining the amount of the Available Facility and a Lender’s L/C Proportion of a proposed Letter of Credit for the purposes of this Agreement the Available Commitment of a Lender will be calculated ignoring any cash cover provided for outstanding Letters of Credit.

5A.2	Facility

The Facility may be utilised by way of Letters of Credit.

5A.3	Delivery of a Utilisation Request for Letters of Credit

A Borrower may request a Letter of Credit to be issued by delivery to the Facility Agent of a duly completed Utilisation Request substantially in the form of Part II of Schedule 3 (Utilisation Request - Letters of Credit) not later than the Specified Time.

5A.4	Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies that it is for a Letter of Credit;

(b)	the proposed Utilisation Date is a Business Day within the Availability Period;

(c)	the currency and amount of the Letter of Credit comply with Clause 5A.5 (Currency and amount);

(d)	the form of Letter of Credit is attached;

(e)	the Expiry Date of the Letter of Credit falls on or before the earlier of (i) the Termination Date and (ii) one year from the date of issuance of the Letter of Credit; and

(f)	the delivery instructions for the Letter of Credit are specified.

5A.5	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Letter of Credit must be an amount whose Base Currency Amount is not more than the Available Facility and which is:

(i)	if the currency selected is the Base Currency, a minimum of U.S.$1,000,000 or, if less, the Available Facility; or

(ii)	if the currency selected is an Optional Currency, the minimum amount (and if required, integral multiple) specified by the Facility Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility.

(c)	The aggregate of the Base Currency Amount of all Letters of Credit outstanding at any time shall not exceed U.S.$50,000,000.

5A.6	Issue of Letters of Credit

(a)	If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on the Utilisation Date.

(b)	The Issuing Bank will only be obliged to comply with paragraph (a) above if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)	in the case of a Letter of Credit renewed in accordance with Clause 5A.7 (Renewal of a Letter of Credit), no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation;

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.

(c)	The amount of each Lender’s participation in each Letter of Credit will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to the issue of the Letter of Credit.

(d)	The Facility Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.

5A.7	Renewal of a Letter of Credit

(a)	A Borrower may request any Letter of Credit issued on its behalf be renewed by delivery to the Facility Agent of a Renewal Request by the Specified Time.

(b)	The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the condition set out in paragraph (d) of Clause 5A.4 (Completion of a Utilisation Request for Letters of Credit) shall not apply.

(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(i)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)	If the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.

5A.8	Revaluation of Letters of Credit

(a)	If any Letter of Credit is denominated in an Optional Currency, the Facility Agent shall at six monthly intervals after the date of the Letter of Credit recalculate the Base Currency Amount of that Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Facility Agent’s Spot Rate of Exchange on the date of calculation.

(b)	A Borrower shall, if requested by the Facility Agent within seven days of any calculation under paragraph (a) above, ensure that within three Business Days sufficient Utilisations are prepaid to prevent the Base Currency Amount of the Utilisations exceeding the Total Commitments following any adjustment to a Base Currency Amount under paragraph (a) above.

5B.	LETTERS OF CREDIT

5B.1	Immediately payable

If a Letter of Credit or any amount outstanding under a Letter of Credit becomes immediately payable under this Agreement, the Borrower that requested the issue of that Letter of Credit shall repay or prepay that amount immediately.

5B.2	Assignments and transfers

(a)	Notwithstanding any other provision of this Agreement, the consent of the Issuing Bank is required for any assignment or transfer of any Lender’s rights and/or obligations under the Facility.

(b)	If paragraph (a) and the conditions and procedure for transfer specified in Clause 24 (Changes to the Lenders) are satisfied, then on the Transfer Date the Issuing Bank and the New Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Issuing Bank and the Existing Lender shall each be released from further obligations to each other under this Agreement.

5B.3	Fee payable in respect of Letters of Credit

(a)	Each Borrower shall pay to the Issuing Bank a fronting fee in respect of each Letter of Credit requested by it in the amount and at the times agreed in the letter dated on or about the date of this Agreement between the Issuing Bank and the Company. A reference in this Agreement to a Fee Letter shall include the letter referred to in this paragraph.

(b)	Each Borrower shall pay to the Facility Agent (for the account of each Lender) a letter of credit fee in U.S. dollars computed at the same rate as the Margin on the outstanding amount of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date. This fee shall be distributed according to each Lender’s L/C Proportion of that Letter of Credit.

(c)	The accrued letter of credit fee on a Letter of Credit shall be payable on the last day of each successive period of three months (or such shorter period as shall end on the Expiry Date for that Letter of Credit) starting on the date of issue of that Letter of Credit.

(d)	If a Borrower cash covers any part of a Letter of Credit then:

(i)	the fronting fee payable to the Issuing Bank and the letter of credit fee payable for the account of each Lender shall continue to be payable until the expiry of the Letter of Credit;

(ii)	the Borrower will be entitled to withdraw the interest accrued on the cash cover to pay those fees.

5B.4	Claims under a Letter of Credit

(a)	Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it and which appears on its face to be in order (a “claim”).

(b)	Each Borrower which requested a Letter of Credit shall immediately on demand pay to the Facility Agent for the Issuing Bank an amount equal to the amount of any claim under that Letter of Credit.

(c)	Each Borrower acknowledges that the Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)	The obligations of a Borrower under this Clause will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

5B.5	Indemnities

(a)	Each Borrower shall immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit requested by that Borrower.

(b)	Each Lender shall (according to its L/C Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)	If any Lender is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (b) above, then that Lender will not be obliged to comply with paragraph (b) and shall instead be deemed to have taken, on the date the Letter of Credit is issued (or if later, on the date the Lender’s participation in the Letter of Credit is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Letter of Credit in an amount equal to its L/C Proportion of that Letter of Credit. On receipt of demand from the Facility Agent, that Lender shall pay to the Facility Agent (for the account of the Issuing Bank) an amount equal to its L/C Proportion of the amount demanded under paragraph (b) above.

(d)	The Borrower which requested a Letter of Credit shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 5B.5 (Indemnities) in respect of that Letter of Credit.

(e)	The obligations of each Lender under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by that Lender in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)	The obligations of any Lender under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(vii)	any insolvency or similar proceedings.

5B.6	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 5B.6.

5B.7	Role of the Issuing Bank

(a)	Nothing in this Agreement constitutes the Issuing Bank as a trustee or fiduciary of any other person.

(b)	The Issuing Bank shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

(c)	The Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

(d)	The Issuing Bank may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(e)	The Issuing Bank may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(f)	The Issuing Bank may act in relation to the Finance Documents through its personnel and agents.

(g)	The Issuing Bank is not responsible for:

(i)	the adequacy, accuracy and/or completeness of any information (whether oral or written) provided by the Facility Agent, any Party (including itself), or any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(ii)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

5B.8	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Issuing Bank will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Issuing Bank) may take any proceedings against any officer, employee or agent of the Issuing Bank in respect of any claim it might have against the Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Issuing Bank may rely on this Clause subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

5B.9	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Issuing Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including, but not limited to, those listed in paragraphs (a) to (d) of Clause 26.14 (Credit appraisal by the Lenders).

5B.10	Address for notices

The address, fax number and telex number (and the department or officer, if any, for whose attention the communication is to be made) of the Issuing Bank for any communication or document to be made or delivered under or in connection with the Finance Documents is that notified in writing to the Facility Agent prior to the date of this Agreement or any substitute address, fax number, telex number or department or officer as the Issuing Bank may notify to the Facility Agent by not less than five Business Days’ notice.

5B.11	Amendments and Waivers

Notwithstanding any other provision of this Agreement, an amendment or waiver which relates to the rights or obligations of the Issuing Bank may not be effected without the consent of the Issuing Bank.

5C.	UTILISATION - SWINGLINE LOANS

5C.1	General

(a)	In this Clause and Clause 5D (Swingline Loans):

(i)	“Available Swingline Commitment” of a Swingline Lender means (but without limiting Clause 5C.5 (Relationship with Facility)) that Lender’s Swingline Commitment minus:

(A)	the Base Currency Amount of its participation in any outstanding Swingline Loans; and

(B)	in relation to any proposed Utilisation under the Swingline Facility, the Base Currency Amount of its participation in any Swingline Loans that are due to be made under the Swingline Facility on or before the proposed Utilisation Date, other than that Lender’s participation in any Swingline Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date;

(ii)	“Available Swingline Facility” means the aggregate for the time being of each Swingline Lender’s Available Swingline Commitment;

(iii)	“Federal Funds Rate” means, in relation to any day, the rate per annum equal to:

(A)	the weighted average of the rates on overnight Federal funds transactions with members of the US Federal Reserve System arranged by Federal funds brokers, as published for that day (or, if that day is not a San Francisco Business Day, for the immediately preceding San Francisco Business Day) by the Federal Reserve Bank of New York; or

(B)	if a rate is not so published for any day which is a San Francisco Business Day, the average of the quotations for that day on such transactions received by the Facility Agent from three Federal funds brokers of recognised standing selected by the Facility Agent;

(iv)	“Overall Commitment” of a Lender means:

(A)	its Commitment; or

(B)	in the case of a Swingline Lender which does not have a Commitment, the Commitment of a Lender which is its Affiliate;

(v)	“San Francisco Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in San Francisco; and

(vi)	“Total Swingline Commitments” means the aggregate of the Swingline Commitments, being U.S.$25,000,000 at the date of this Agreement.

(b)	Any reference in this Agreement to:

(i)	an “Interest Period” includes each period determined under this Agreement by reference to which interest on a Swingline Loan is calculated; and

(ii)	a “Lender” includes a Swingline Lender unless the context otherwise requires.

(c)	(i) Clause 4.2 (Further conditions precedent) and 4.3 (Conditions relating to optional currencies);

(ii)	Clause 5 (Utilisation);

(iii)	Clause 6 (Optional currencies);

(iv)	Clause 9 (Interest) as it applies to the calculation of interest on a Loan but not default interest on an overdue amount;

(v)	Clause 10 (Interest Period); and

(vi)	Clause 11 (Changes to the calculation of interest),

do not apply to Swingline Loans.

5C.2	Delivery of a Utilisation Request for Swingline Loans

(a)	A Borrower may utilise the Swingline Facility by delivery to the Facility Agent of a duly completed Utilisation Request in the form of Part III of Schedule 3 (Utilisation Request - Swingline Loans) not later than the Specified Time.

(b)	Each Utilisation Request for a Swingline Loan must be sent to the Facility Agent to the address in San Francisco notified by the Facility Agent for this purpose with a copy to its address referred to in Clause 31 (Notices).

5C.3	Completion of a Utilisation Request for Swingline Loans

(a)	Each Utilisation Request for a Swingline Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Borrower

(ii)	it specifies that it is for a Swingline Loan;

(iii)	the proposed Utilisation Date is a San Francisco Business Day within the Availability Period;

(iv)	the Swingline Loan is denominated in U.S. Dollars;

(v)	the amount of the proposed Swingline Loan is an amount whose Base Currency Amount is not more than the Available Swingline Facility and is a minimum of U.S.$1,000,000 or, if less, the Available Swingline Facility; and

(vi)	the proposed Interest Period:

(A)	does not overrun the Termination Date; and

(B)	is a period of not more than five San Francisco Business Days; and

(C)	ends on a San Francisco Business Day.

(b)	Only one Swingline Loan may be requested in each Utilisation Request.

5C.4	Swingline Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Swingline Lender shall make its participation in each Swingline Loan available through its Facility Office in San Francisco.

(b)	The Swingline Lenders will only be obliged to comply with paragraph (a) above if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Default is continuing or would result from the proposed Utilisation; and

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.

(c)	The amount of each Swingline Lender’s participation in each Swingline Loan will be equal to the proportion borne by its Available Swingline Commitment to the Available Swingline Facility immediately prior to making the Swingline Loan, adjusted to take account of any limit applying under Clause 5C.5 (Relationship with the Facility).

(d)	The Facility Agent shall determine the Base Currency Amount of each Swingline Loan and notify each Swingline Lender of the amount of each Swingline Loan and its participation in that Swingline Loan by the Specified Time.

5C.5	Relationship with the Facility

(a)	This Subclause applies when a Swingline Loan is outstanding or is to be borrowed.

(b)	The Facility may be used by way of Swingline Loans. The Swingline Facility is not independent of the Facility.

(c)	Notwithstanding any other term of this Agreement a Lender is only obliged to participate in a Loan to the extent that it would not result in the Base Currency Amount of its participation and that of a Lender which is its Affiliate in the Loans exceeding its Overall Commitment.

(d)	Where, but for the operation of paragraph (c) above, the Base Currency Amount of a Lender’s participation and that of a Lender which is its Affiliate in the Loans would have exceeded its Overall Commitment, the excess will be apportioned among the other Lenders participating in the relevant Loan pro rata according to their relevant Commitments. This calculation will be applied as often as necessary until the Loan is apportioned among the relevant Lenders in a manner consistent with paragraph (c) above.

5D.	SWINGLINE LOANS

5D.1	Swingline

Subject to the terms of this Agreement, the Swingline Lenders make available to the Borrowers a U.S. Dollar swingline loan facility in an aggregate amount equal to the Total Swingline Commitments.

5D.2	Purpose

Each Borrower shall apply all amounts borrowed by it under the Swingline Facility towards general corporate and working capital purposes, including acquisitions, and for the refinancing of existing indebtedness, including (where lawful to do so) indebtedness of the Company. A Swingline Loan may not be applied in repayment or prepayment of another Swingline Loan.

5D.3	Repayment

(a)	Each Borrower that has drawn a Swingline Loan shall repay that Swingline Loan on the last day of its Interest Period.

(b)	If a Swingline Loan is not repaid in full on its due date, the Facility Agent shall ( if requested to do so in writing by any affected Swingline Lender) set a date (the “Loss Sharing Date”) on which payments shall be made between the Lenders to re-distribute the unpaid amount between them. The Facility Agent shall give at least 3 Business Days notice to each affected Lender of the Loss Sharing Date and notify it of the amounts to be paid or received by it.

(c)	On the Loss Sharing Date each Lender must pay to the Facility Agent its proportion of the Unpaid Amount minus its (or its Affiliate’s) Unpaid Swingline Participation (if any). If this produces a negative figure for a Lender no amount need be paid by that Lender.

The “Proportion” of a Lender means the proportion borne by:

(A)	its Commitment (or, if the Total Commitments are then zero, its Commitment immediately prior to their reduction to zero) minus the Base Currency Amount of its participation (or that of a Lender which is its Affiliate) in any outstanding Utilisations (but ignoring its (or its Affiliate’s) participation in the unpaid Swingline Loan): to

(B)	the Total Commitments (or, if the Total Commitments are then zero, the Total Commitments immediately prior to their reduction to zero) minus any outstanding Loans (but ignoring the unpaid Swingline Loan).

The “Unpaid Amount” means, in relation to a Swingline Loan, any principal not repaid and/or any interest accrued but unpaid on that Swingline Loan calculated from the Utilisation Date to the Loss Sharing Date.

The “Unpaid Swingline Participation” of a Lender means that part of the Unpaid Amount (if any) owed to that Lender (or its Affiliate) (before any redistribution under this Clause 5D.3 (Repayment)).

(d)	Out of the funds received by the Facility Agent pursuant to paragraph (c) above the Facility Agent shall pay to each Swingline Lender an amount equal to the Shortfall (if any) of that Swingline Lender where:

The “Shortfall” of a Swingline Lender is an amount equal to its Unpaid Swingline Participation minus its (or its Affiliate’s) Proportion of the Unpaid Amount.

(e)	If the amount actually received by the Facility Agent from the Lenders is insufficient to pay the full amount of the Shortfall of all Swingline Lenders then the amount actually received will be distributed amongst the Swingline Lenders pro rata to the Shortfall of each Swingline Lender.

(f)	(i)	On a payment under this paragraph, the paying Lender will be subrogated to the rights of the Swingline Lenders which have shared in the payment received.

(ii)	If and to the extent a paying Lender is not able to rely on its rights under sub-paragraph (i) above, the relevant Borrower shall be liable to the paying Lender for a debt equal to the amount the paying Lender has paid under this paragraph.

(iii)	Any payment under this paragraph does not reduce the obligations in aggregate of any Obligor.

5D.4	Voluntary Prepayment of Swingline Loans

(a)	The Borrower to which a Swingline Loan has been made may prepay at any time the whole of that Swingline Loan.

(b)	Unless a contrary indication appears in this Agreement, any part of the Swingline Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

5D.5	Interest

(a)	The rate of interest on each Swingline Loan for any day during its Interest Period is the higher of:

(i)	the prime commercial lending rate in U.S. Dollars announced by the Facility Agent and in force on that day; and

(ii)	0.50 per cent. per annum over the rate per annum determined by the Facility Agent to be the Federal Funds Rate (as published by the Federal Reserve Bank of New York) for that day.

(b)	The Facility Agent shall promptly notify the Swingline Lenders and the relevant Borrower of the determination of the rate of interest under paragraph (a) above.

(c)	If any day during an Interest Period is not a San Francisco Business Day, the rate of interest on a Swingline Loan on that day will be the rate applicable to the immediately preceding San Francisco Business Day.

(d)	Each Borrower shall pay accrued interest on each Swingline Loan made to it on the last day of its Interest Period.

5D.6	Interest Period

(a)	Each Swingline Loan has one Interest Period only.

(b)	The Interest Period for a Swingline Loan must be selected in the relevant Utilisation Request.

5D.7	Swingline Agent

(a)	The Facility Agent may perform its duties in respect of the Swingline Facility through an Affiliate acting as its agent.

(b)	Notwithstanding any other term of this Agreement and without limiting the liability of any Obligor under the Finance Documents, each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) pay to or indemnify the Facility Agent, within three Business Days of demand, for or against any cost, loss or liability incurred by the Facility Agent or its Affiliate (other than by reason of the Facility Agent’s or the Affiliate’s gross negligence or wilful misconduct) in acting as Facility Agent for the Swingline Facility under the Finance Documents (unless the Facility Agent or its Affiliate has been reimbursed by an Obligor pursuant to a Finance Document).

5D.8	Conditions of assignment or transfer

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Overall Commitment is not less than:

(a)	its Swingline Commitment; or

(b)	if it does not have a Swingline Commitment, the Swingline Commitment of a Lender which is its Affiliate.

5E.	UTILISATION - EURO SWINGLINE LOANS

5E.1	General

(a)	In this Clause and Clause 5F (Euro Swingline Loans):

(i) “Available Euro Swingline Commitment” of a Euro Swingline Lender means (but without limiting Clause 5E.5 (Relationship with Facility)) that Lender’s Euro Swingline Commitment, expressed in U.S. Dollars, minus:

(i)	the Base Currency Amount of its participation in any outstanding Euro Swingline Loans; and

(ii)	in relation to any proposed Utilisation under the Euro Swingline Facility, the Base Currency Amount of its participation in any Euro Swingline Loans that are due to be made under the Euro Swingline Facility on or before the proposed Utilisation Date, other than that Lender’s participation in any Euro Swingline Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

(ii)	“Available Euro Swingline Facility” means the aggregate for the time being of each Euro Swingline Lender’s Available Euro Swingline Commitment.

(iii)	“Euro Swingline Rate” means, in relation to a Euro Swingline Loan, the percentage rate per annum which is the aggregate of:

(A)	the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market as of 11.00 a.m. Brussels time on the Utilisation Date for that Euro Swingline Loan for the offering of deposits in euro for a period comparable to the Interest Period for the relevant Euro Swingline Loan and for settlement on that day; and

(B)	Margin; and

(C)	Mandatory Cost (if any).

For the purposes of this Clause, the Reference Banks are the Reference Banks defined in Clause 1 in relation to EURIBOR.

(iv)	“Euro Swingline Business Day” means any TARGET Day.

(v)	“Overall Commitment” of a Lender means:

(A)	its Commitment; or

(B)	in the case of a Euro Swingline Lender which does not have a Commitment, the Commitment of a Lender which is its Affiliate;

(vi)	“Total Euro Swingline Commitments” means the aggregate of the Euro Swingline Commitments, being U.S. $25,000,000 at the date of this Agreement.

(b)	Any reference in this Agreement to:

(i)	an “Interest Period” includes each period determined under this Agreement by reference to which interest on a Euro Swingline Loan is calculated; and

(ii)	a “Lender” includes a Euro Swingline Lender unless the context otherwise requires.

(c)	(i)	Clause 4.2 (Further conditions precedent) and 4.3 (Conditions relating to optional currencies);

(ii)	Clause 5 (Utilisation);

(iii)	Clause 6 (Optional currencies); all Euro Swingline Loans shall be made in euro;

(iv)	Clause 9 (Interest) as it applies to the calculation of interest on a Loan but not default interest on an overdue amount; and

(v)	Clause 10 (Interest Period),

do not apply to Euro Swingline Loans.

5E.2	Delivery of a Utilisation Request for Euro Swingline Loans

A Borrower may utilise the Euro Swingline Facility by delivery to the Facility Agent of a duly completed Utilisation Request in the form of Part IV of Schedule 3 (Utilisation Request - Euro Swingline Loans) not later than the Specified Time.

5E.3	Completion of a Utilisation Request for Euro Swingline Loans

(a)	Each Utilisation Request for a Euro Swingline Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Borrower;

(ii)	it specifies that it is for a Euro Swingline Loan;

(iii)	the proposed Utilisation Date is a Euro Swingline Business Day within the Availability Period;

(iv)	the Euro Swingline Loan is denominated in euro and is a minimum of euro 1,000,000 or, if less, the Available Euro Swingline Facility;

(v)	the Base Currency Amount of the proposed Euro Swingline Loan is not more than the Available Euro Swingline Facility; and

(vi)	the proposed Interest Period:

(A)	does not overrun the Termination Date; and

(B)	is a period of not more than five Euro Swingline Business Days; and

(C)	ends on a Euro Swingline Business Day.

(b)	Only one Euro Swingline Loan may be requested in each Utilisation Request.

5E.4	Euro Swingline Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Euro Swingline Lender shall make its participation in each Euro Swingline Loan available through its Facility Office in London or a Participating Member State.

(b)	The Euro Swingline Lenders will only be obliged to comply with paragraph (a) above if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i) no Default is continuing or would result from the proposed Utilisation; and

(ii) the Repeating Representations to be made by each Obligor are true in all material respects.

(c)	The amount of each Euro Swingline Lender’s participation in each Euro Swingline Loan will be equal to the proportion borne by its Available Euro Swingline Commitment to the Available Euro Swingline Facility immediately prior to making the Euro Swingline Loan, adjusted to take account of any limit applying under Clause 5E.5 (Relationship with the Facility).

(d)	The Facility Agent shall determine the Base Currency Amount of each Euro Swingline Loan and notify each Euro Swingline Lender of the amount of each Euro Swingline Loan and its participation in that Euro Swingline Loan by the Specified Time.

5E.5 Relationship with the Facility

(a)	This Subclause applies when a Euro Swingline Loan is outstanding or is to be borrowed.

(b)	The Facility may be used by way of Euro Swingline Loans. The Euro Swingline Facility is not independent of the Facility.

(c)	Notwithstanding any other term of this Agreement a Lender is only obliged to participate in a Loan to the extent that it would not result in the Base Currency Amount of its participation and that of a Lender which is its Affiliate in the Loans exceeding its Overall Commitment.

(d)	Where, but for the operation of paragraph (c) above, the Base Currency Amount of a Lender’s participation and that of a Lender which is its Affiliate in the Loans would have exceeded its Overall Commitment, the excess will be apportioned among the other Lenders participating in the relevant Loan pro rata according to their relevant Commitments. This calculation will be applied as often as necessary until the Loan is apportioned among the relevant Lenders in a manner consistent with paragraph (c) above.

5F.	EURO SWINGLINE LOANS

5F.1	Euro Swingline

Subject to the terms of this Agreement, the Euro Swingline Lenders make available to the Borrowers a euro swingline loan facility in an aggregate amount equal to the Total Euro Swingline Commitments.

5F.2 Purpose

Each Borrower shall apply all amounts borrowed by it under the Euro Swingline Facility towards general corporate and working capital purposes, including acquisitions, and for the refinancing of existing indebtedness, including (where lawful to do so) indebtedness of the Company. A Swingline Loan may not be applied in repayment or prepayment of another Euro Swingline Loan.

5F.3 Repayment

(a)	Each Borrower that has drawn a Euro Swingline Loan shall repay that Euro Swingline Loan on the last day of its Interest Period.

(b)	If a Euro Swingline Loan is not repaid in full on its due date, the Facility Agent shall (if requested to do so in writing by any affected Euro Swingline Lender) set a date (the “Loss Sharing Date”) on which payments shall be made between the Lenders to re-distribute the unpaid amount between them. The Facility Agent shall give at least 3 Business Days notice to each affected Lender of the Loss Sharing Date and notify it of the amounts to be paid or received by it.

(c)	On the Loss Sharing Date each Lender must pay to the Facility Agent its Proportion of the Unpaid Amount minus its (or its Affiliate’s) Unpaid Swingline Participation (if any). If this produces a negative figure for a Lender no amount need be paid by that Lender.

The “Proportion” of a Lender means the proportion borne by:

(A)	its Commitment (or, if the Total Commitments are then zero, its Commitment immediately prior to their reduction to zero) minus the Base Currency Amount of its participation (or that of a Lender which is its Affiliate) in any outstanding Utilisations (but ignoring its (or its Affiliate’s) participation in the unpaid Euro Swingline Loan): to

(B)	the Total Commitments (or, if the Total Commitments are then zero, the Total Commitments immediately prior to their reduction to zero) minus any outstanding Utilisations (but ignoring the unpaid Euro Swingline Loan).

The “Unpaid Amount” means, in relation to a Euro Swingline Loan, any principal not repaid and/or any interest accrued but unpaid on that Euro Swingline Loan calculated from the Utilisation Date to the Loss Sharing Date.

The “Unpaid Swingline Participation” of a Lender means that part of the Unpaid Amount (if any) owed to that Lender (or its Affiliate) (before any redistribution under this Clause 5F.3, (Repayment)).

(d)	Out of the funds received by the Facility Agent pursuant to paragraph (c) above the Facility Agent shall pay to each Euro Swingline Lender an amount equal to the Shortfall (if any) of that Euro Swingline Lender where:

The “Shortfall” of a Euro Swingline Lender is an amount equal to its Unpaid Swingline Participation minus its (or its Affiliate’s) Proportion of the Unpaid Amount.

(e)	If the amount actually received by the Facility Agent from the Lenders is insufficient to pay the full amount of the Shortfall of all Euro Swingline Lenders then the amount actually received will be distributed amongst the Euro Swingline Lenders pro rata to the Shortfall of each Euro Swingline Lender.

(f)	(i)	On a payment under this paragraph, the paying Lender will be subrogated to the rights of the Euro Swingline Lenders which have shared in the payment received.

(ii)	If and to the extent a paying Lender is not able to rely on its rights under sub-paragraph (i) above, the relevant Borrower shall be liable to the paying Lender for a debt equal to the amount the paying Lender has paid under this paragraph.

(iii)	Any payment under this paragraph does not reduce the obligations in aggregate of any Obligor.

5F.4	Voluntary Prepayment of Euro Swingline Loans

(a)	The Borrower to which a Euro Swingline Loan has been made may prepay at any time the whole of that Euro Swingline Loan.

(b)	Unless a contrary indication appears in this Agreement, any part of the Euro Swingline Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

5F.5	Interest

(a)	The rate of interest on each Euro Swingline Loan for its Interest Period is the Euro Swingline Rate.

(b)	The Facility Agent shall promptly notify the Euro Swingline Lenders and the relevant Borrower of the Euro Swingline Rate applicable to a Euro Swingline Loan.

(c)	Each Borrower shall pay accrued interest on each Euro Swingline Loan made to it on the last day of its Interest Period.

5F.6	Interest Period

(a)	Each Euro Swingline Loan has one Interest Period only.

(b)	The Interest Period for a Euro Swingline Loan must be selected in the relevant Utilisation Request.

5F.7	Euro Swingline Agent

(a)	The Facility Agent may perform its duties in respect of the Euro Swingline Facility through an Affiliate acting as its agent.

(b)	Notwithstanding any other term of this Agreement and without limiting the liability of any Obligor under the Finance Documents, each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) pay to or indemnify the Facility Agent, within three Business Days of demand, for or against any cost, loss or liability incurred by the Facility Agent or its Affiliate (other than by reason of the Facility Agent’s or the Affiliate’s gross negligence or wilful misconduct) in acting as Facility Agent for the Euro Swingline Facility under the Finance Documents (unless the Facility Agent or its Affiliate has been reimbursed by an Obligor pursuant to a Finance Document).

5F.8	Conditions of assignment or transfer

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Overall Commitment is not less than:

(a)	its Euro Swingline Commitment or,

(b)	if it does not have a Euro Swingline Commitment, the Euro Swingline Commitment of a Lender which is its Affiliate.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Utilisation in a Utilisation Request.

6.2 Unavailability of a currency

If before 12 noon on any Quotation Day:

(a)	a Lender notifies the Facility Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Facility Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Facility Agent will give notice to the relevant Borrower to that effect by 3.00 p.m. on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the maturing Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Participation in a Loan

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT AND INCREASE OF FACILITY

7.1	Repayment of Loans

(a)	Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

(b)	All Loans will be repaid in full on the Termination Date.

7.2	Increase of Facility

(a)	At any time and from time to time prior to the Termination Date, the Borrower may, by written notice to the Facility Agent (which the Facility Agent shall promptly furnish to each Lender), request that one or more persons (which may include the Lenders, as provided below, selected by the Arrangers in consultation with the Borrower) offer to increase their respective Commitments (if they are Lenders) or make an additional Commitment (if they are not already Lenders) (such increased and/or additional Commitments being, an “Increase”) under this Clause 7.2, it being understood that (i) if such offer is to be made by a person that is not already a Lender, the Facility Agent shall have consented to such person being a Lender hereunder to the extent such consent would be required pursuant to Clause 24 (Changes to Lenders) in the event of an assignment to such person (such consent not to be unreasonably withheld), and (ii) the Issuing Bank shall have consented to such person increasing or making such Commitment, which consent may be withheld in the sole discretion of the Issuing Bank. The minimum aggregate amount of any Increase shall be U.S.$25,000,000. In no event shall the aggregate amount of all Increases pursuant to this Clause exceed U.S.$100,000,000. Subject to the terms of this Clause 7.2, the Borrower may arrange for one or more eligible banks or other financial institutions, which may include any Lender, to extend applicable Commitments or increase their existing applicable Commitments in an aggregate amount equal to the proposed Increase. In the event that one or more of such persons elects in its sole discretion to offer to increase or enter into such Commitments, and such persons, the Borrower and the Facility Agent agree as to the amount of such Commitments to be allocated to the respective persons making such offers and the fees (if any) to be payable by the Borrower in connection therewith, the Borrower, such persons, the Facility Agent and the Issuing Bank shall execute and deliver an appropriate amendment to this Agreement, which amendment shall specify, among other things, the procedures for reallocating any outstanding Utilisations.

(b)	Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) or addition of a new Lender shall become effective under this Clause 7.2 unless the Facility Agent shall have received (with sufficient copies for each of the Lenders) documents consistent with those delivered on the date hereof under Clause 4.1 (Initial Conditions Precedent) as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such Increase.

8.	PREPAYMENT AND CANCELLATION

8.1	(a)	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation:

(i)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(ii)	upon the Facility Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(iii)	each Borrower shall repay that Lender’s participation in the Utilisation made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Facility Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

(b)	If it becomes unlawful for the Issuing Bank to issue any Letter of Credit, the Issuing Bank shall promptly notify the Facility Agent upon becoming aware of that event, and upon the Facility Agent notifying the Company, the Facility shall cease to be available for the issue of Letters of Credit.

8.2	Voluntary cancellation

The Company may, if it gives the Facility Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of U.S.$5,000,000) of the Available Facility. Any cancellation under this Clause 8.2 shall reduce the Commitments of the Lenders rateably.

8.3	Voluntary Prepayment of Loans

The Borrower to which a Loan has been made may, if it gives the Facility Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of U.S.$5,000,000).

8.4	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Facility Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

SECTION 5

COSTS OF UTILISATIONS

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR or, in relation to any Loan in euro, EURIBOR; and

(c)	Mandatory Cost, if any.

9.2	Nature of interest payments

All payments under a Finance Document, including, without limitation, a payment of interest calculated in accordance with Clause 9.1 (Calculation of interest), have been computed as minimum payments net of any deduction or withholding including, without limitation, Swiss withholding tax (if any) imposed on interest payments. If it is required under applicable laws (including Swiss law) to make any deduction or withholding from any amount payable or paid by a Borrower on account of interest hereunder, the respective interest payment shall be increased subject to and in accordance with Clause 13 (Tax Gross Up and Indemnities) as necessary to ensure that the net amount received by each Finance Party under a Finance Document after deducting the amount of such Swiss withholding taxes is equal to the full amount which each Finance Party would have received had that interest payment not been subject to such Swiss withholding taxes (i.e. net interest amount). The relevant Borrower shall provide the necessary documents and information required for the purposes of applying for a refund of Swiss withholding taxes.

9.3	Payment of interest

(a)	The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than three Months, on the dates falling at three monthly intervals after the first day of the Interest Period).

(b)	Accrued and unpaid interest is also payable concurrently with prepayment of any Loans and on the Termination Date.

9.4	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 9.4 shall be immediately payable by the Obligor on demand by the Facility Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.5	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 10, a Borrower (or the Company) may select an Interest Period of one, two, three, six or twelve Months or any other period agreed between the Company and the Facility Agent (acting on the instructions of all the Lenders).

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date.

(e)	A Loan has one Interest Period only.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 12 noon on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)

before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 66 2/3 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

11.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

11.4	Break Costs

(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

(a)	The Company shall pay to the Facility Agent (for the account of each Lender) a commitment fee in the Base Currency computed at a percentage rate per annum equal to 30 per cent. of the applicable Margin on that Lender’s Available Commitment for the Availability Period.

(b)	The accrued commitment fee is payable on the last Business Day of each March, June, September and December which ends during the Availability Period (commencing with the last Business Day in March, 2007), on the last day of the Availability Period, on any earlier date on which the Total Commitments are cancelled and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

12.2	Arrangement fee

The Company shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

12.3	Agency fee

The Company shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.4	Utilisation margin

(a)	The Company shall pay to the Facility Agent (for the account of each Lender) a utilisation fee in the Base Currency computed at the rate of 0.025 per cent. per annum on that Lender’s aggregate participations in all the Utilisations then outstanding, providing that the utilisation fee shall only accrue on a day on which the aggregate principal amount of all Utilisations then outstanding exceeds 50 per cent. of the Total Commitments.

(b)	The accrued utilisation fee is payable on the last day of each Interest Period in relation to the Loans.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

(a)	In this Agreement:

“Borrower’s Jurisdiction” means a jurisdiction under the laws of which a Borrower is incorporated.

“German Borrower” means a Borrower incorporated under the laws of the Federal Republic of Germany.

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(a)	in respect of interest payable by a UK Borrower:

(i)	a Lender (other than a Lender within sub-paragraph (ii) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)	a Lender:

(1)	which is a bank (as defined for the purpose of section 349 of the Taxes Act) making an advance under a Finance Document; or

(2)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 349 of the Taxes Act) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(B)	a Lender which is:

(1)	a company resident in the United Kingdom for United Kingdom tax purposes;

(2)	a partnership each member of which is:

(a)	a company so resident in the United Kingdom; or

(b)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act;

(3)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company; or

(C)	a Treaty Lender; or

(ii)	a building society (as defined for the purpose of section 477A of the Taxes Act); and

(b)	in respect of interest payable by a German Borrower, any Lender; and

(c)	in respect of interest payable by a Swiss Borrower, any Lender.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(A)	a company so resident in the United Kingdom; or

(B)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

"Treaty Lender" means a Lender which:

(a)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(b)	does not carry on a business in the Borrower's Jurisdiction through a permanent establishment with which that Lender's participation in the Loan is effectively connected.

"Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with the Borrower's jurisdiction which makes provision for full exemption from tax imposed by the Borrower's Jurisdiction on interest.

"UK Borrower" means a Borrower incorporated under the laws of the United Kingdom.

"UK Non-Bank Lender" means:

(a)	where a Lender becomes a Party on the day on which this Agreement is entered into, a Lender listed in Part III of Schedule 1 (The Original Parties); and

(b)	where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Transfer Certificate which it executes on becoming a Party.

(d)	Unless a contrary indication appears, in this Clause 13 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

13.2 Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the Borrower's jurisdiction from a payment of interest on a Loan, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(ii)	(A)	the relevant Lender is a Qualifying Lender solely under sub-paragraph (i)(B) of the definition of Qualifying Lender;

(B)	the Board of Her Majesty's Revenue and Customs has given (and not revoked) a direction (a "Direction") under section 349C of the Taxes Act (as that provision has effect on the date on which the relevant Lender became a Party) which relates to that payment and that Lender has received from that Obligor or the Company a certified copy of that Direction; and

(C)	the payment could have been made to the Lender without any Tax Deduction in the absence of that Direction; or

(iii)	the relevant Lender is a Qualifying Lender solely under sub-paragraph (i)(B) of the definition of Qualifying Lender and it has not, other than by reason of any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law, or any published practice or concession of any relevant taxing authority, given a Tax Confirmation to the Company; or

(iv)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)

Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(h)	A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Company by entering into this Agreement.

(i)	A UK Non-Bank Lender shall promptly notify the Company and the Facility Agent if there is any change in the position from that set out in the Tax Confirmation.

13.3 Tax indemnity

(a)	The Company shall (within three Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 13.2 (Tax gross-up) applied.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Facility Agent.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13.5	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6	Value added tax

(a)	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

14.	INCREASED COSTS

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions) the Company shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement "Increased Costs" means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 14.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 13.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

15.3	Indemnity to the Facility Agent

The Company shall promptly indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities), Clause 14 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Company shall promptly on demand pay the Facility Agent and the Arranger the amount of all costs and expenses (including the reasonable fees and expenses of Sidley Austin LLP/Sidley Austin (UK) LLP (and to the extent reasonably required, local and special counsel), provided that such payment or reimbursement obligation shall include only the reasonable fees and expenses of Sidley Austin LLP/Sidley Austin (UK) LLP and such other local and special counsel acting on behalf of the Arrangers) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 29.9 (Change of currency), the Company shall, within three Business Days of demand, reimburse the Facility Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower's obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

18.4	Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

18.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a) refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b) hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 18.

18.7	Deferral of Guarantors' rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 29 (Payment mechanics) of this Agreement.

18.8	Release of Guarantors' right of contribution

If any Guarantor (a "Retiring Guarantor") ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

18.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement.

19.1 Status

(a)	It is an entity, duly organised and validly existing under the law of its jurisdiction of organisation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

(c)	the Company is in good standing under the laws of the jurisdiction of its organisation.

19.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, legal, valid, binding and enforceable obligations subject to:

(a)	any general principles of law limiting its obligations including, without limitation, any applicable insolvency, re-organisation, moratorium or similar law; and

(b)	those principles which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 25 (Changes to the Obligors).

19.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries' constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets where a third party could take action or proceedings in respect of such conflict which may result in a Material Adverse Effect.

19.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5	Authorisations

All Authorisations necessary to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party have been obtained or effected and are in full force and effect.

19.6	Deduction of Tax

(a)	It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document provided that in the case of interest payable by a Borrower, a Lender is a Qualifying Lender in respect of that Borrower.

(b)	Each Swiss Borrower meets both the Swiss thin capitalisation and the maximum interest safe harbour rules issued by the Swiss Federal Tax Administration.

19.7	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.8	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which might have a Material Adverse Effect.

19.9	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Company) during the relevant financial year.

(c)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Company) since December 31, 2006.

19.10	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.11	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have been started or (to the best of its knowledge and belief)threatened against it or any of its Subsidiaries.

19.12	Environmental Laws

In the ordinary course of its business, the Company conducts a review at such times as it deems prudent of the effect of Environmental Laws on the properties of the Company and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any licence, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Company has reasonably concluded that Environmental Laws are unlikely to have a Material Adverse Effect.

19.13	Subsidiaries

Schedule 14 (Subsidiaries) hereto contains an accurate list of all of the Company's Subsidiaries, setting forth their respective jurisdictions of incorporation or formation and the percentage of their capital stock or other ownership interests owned by the Company or other Subsidiaries. Each of the Company's Subsidiaries that is material to the business or operations of the Company and its Subsidiaries, considered as a whole, is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all Authorisations required to carry on its business as now conducted, except where the failure to have such Authorisations could not reasonably be expected to have a Material Adverse Effect.

19.14	Full disclosure

All information heretofore furnished in writing by any Obligor to the Facility Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished in writing by any Obligor to the Facility Agent or any Lender will be, when taken as a whole, true and accurate in all material respects on the date as of which such information is stated or certified. Each Obligor has disclosed to the Lenders in writing any and all facts which could reasonably be expected to have a Material Adverse Effect.

19.15	Regulated Entities

Neither the Company nor any of its Subsidiaries is an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company.

19.16	Material Agreements

Neither the Company nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default in the performance, observance or fulfilment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default in the performance, observance or fulfilment of any of the obligations, covenants or conditions contained in any agreement or instrument evidencing or governing Debt.

19.17	Taxes

The Company and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them, taking into account any filing extensions for any such returns, and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any of its Subsidiaries except such taxes or assets, if any, as are being contested in good faith by appropriate proceedings for which adequate reserves have been established as required by GAAP. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Company, adequate.

19.18	Number of Creditors (limitation on Non-Qualifying Bank Creditors)

No Swiss Borrower has any outstanding loan facilities or private placements in relation to which:

(a)	the total number of creditors which are Non-Qualifying Bank Creditors under any one loan facility or private placement exceeds ten (10-Non-Qualifying Bank Creditor Rule); or

(b)	the total number of creditors which are Non-Qualifying Bank Creditors under all applicable loan facilities or private placements combined at any time in aggregate exceeds twenty (20-Non-Qualifying Bank Creditor Rule), in each case as each term is defined or used in the Guidelines.

19.19	Compliance with laws

The Company and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective property, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

19.20	Security

Neither the Borrower nor any of its Subsidiaries has incurred any Security other than to the extent permitted pursuant to Clause 22.3 (Negative pledge).

19.21	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(a)	the date of each Utilisation Request and the first day of each Interest Period; and

(b)	in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

The Company shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within one hundred and five (105) days after the end of each of its financial years or, if earlier, fifteen (15) days after the date the Company is required to file its Form 10-K with the United States Securities and Exchange Commission (without giving effect to any expansion of such due date, whether obtained by filing the notification permitted by Rule 12b-25 of the Securities Exchange Act of 1934 of the United States of America or any successor provision thereto or otherwise):

(i)	the audited consolidated balance sheets of the Company and its consolidated subsidiaries and the related consolidated statements of income, cash flows and shareholders’ equity for that financial year, setting forth in each case in comparative form the figures for the previous financial year, with an unqualified opinion of independent public accountants of nationally recognised standing in a manner acceptable to the United States Securities and Exchange Commission; and

(ii)	the unaudited consolidated balance sheets of each Obligor and the related consolidated statements of income and shareholders’ equity for that financial year, setting forth in each case in comparative form the figures for the previous financial year; and

(b)	as soon as the same become available, but in any event within sixty (60) days after the end of each financial quarter ending March 31, June 30 and September 30 (commencing with June 30, 2007), or, if earlier, fifteen (15) days after the date the Company is required to file its Form 10-Q with the United States Securities and Exchange Commission (without giving effect to any expansion of such due date, whether obtained by filing the notification permitted by Rule 12b-25 of the Securities Exchange Act of 1934 of the United States of America or any successor provision thereto or otherwise) for any financial quarter ending March 31, June 30 and September 30, the consolidated balance sheets of the Company and its consolidated subsidiaries as of the end of such financial quarter, together with (x) the related consolidated statements of income for such financial quarter and for the portion of the financial year ended at the end of such financial quarter and (y) cash flows for the portion of the financial year ended at the end of such financial quarter, setting forth in each case in comparative form the figures for the equivalent period and the previous financial year.

20.2	Compliance Certificate

(a)	The Company shall supply to the Facility Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b)(i) of Clause 20.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by an Authorised Officer.

20.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Company pursuant to Clause 20.1 (Financial statements) shall be certified by an Authorised Officer as fairly representing its and each of the Obligors' financial condition and operations as at the date as at which those financial statements were drawn up.

(b)	The Company shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP.

(c)	The Company shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Facility Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Facility Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor's Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether Clause 21 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor's Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.4	Information: miscellaneous

The Company shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)	within fifteen days after the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

(b)	within fifteen days after the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S 8 or its equivalent) and reports on Forms 10 K, 10 Q and 8 K (or their equivalents) which the Company shall have filed with the United States Securities and Exchange Commission;

(c)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect; and

(d)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Facility Agent) may reasonably request.

20.5	Notification of default

(a)	Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Facility Agent, the Company shall supply to the Facility Agent a certificate signed by an Authorised Officer on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.6	Use of websites

(a)

The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders ( the "Website Lenders") who accept this method of communication by posting this information onto an electronic website designated by the Company and the Facility Agent (the "Designated Website") if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Facility Agent.

If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Facility Agent shall notify the Company accordingly and the Company shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Facility Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Facility Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

20.7	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than 10 Business Days' prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of the Subsidiaries becomes an Additional Obligor pursuant to Clause 25 (Changes to the Obligors).

(d)

Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Facility Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

21.	FINANCIAL COVENANTS

21.1 Capitalisation Ratio

The Capitalisation Ratio will not be, at any time, more than 0.55 to 1.0.

21.2	Consolidated Net Worth

Only so long as the following covenant shall also be effective pursuant to any other instrument or agreement to which any of the Company or any Subsidiary of the Company shall be a party, the Company will not, at any time, permit Consolidated Net Worth to be less than U.S.$750,000,000.

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect in all material respects; and

(b)	supply certified copies to the Facility Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

22.3	Negative pledge

Neither the Company nor any Subsidiary shall incur or suffer to exist any Security over any of its assets, except:

(a)	Security to secure Debt existing on the date of this Agreement and described in Schedule 9 (Existing Security);

(b)	Security to secure Debt incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancing or refundings), in whole or in part, Debt secured by any Security referred to in paragraph (a) above as long as such Security does not extend to any other property and the original amount of the Debt so secured is not increased;

(c)	Security arising in the ordinary course of its business which (i) does not secure Debt, (ii) does not secure any contingent or fixed obligation in an amount exceeding U.S.$10,000,000 and (iii) does not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business; and

(d)	Security not otherwise permitted by paragraphs (a) and (b) of this Clause 22.3 securing Debt incurred after the date hereof if, after giving effect thereto, the aggregate amount outstanding of Debt secured by Security under paragraphs (a), (b) and (d) of this Clause 22.3, together with the aggregate amount outstanding of unsecured Debt of the Subsidiaries, does not exceed at any time 20 per cent. of Consolidated Net Worth.

22.4	Disposals

(a)	Other than sales of inventory and worn or obsolete equipment in the ordinary course of business, the Company will not, and will not permit any Subsidiary to, sell, lease (as lessor) or otherwise transfer, directly or indirectly, any property, unless the aggregate book value of such property as shown by the accounting books and records of the Company, together with the aggregate book value of all other property as shown by the accounting books and records of the Company (including the aggregate book value of all property which is sold by the Company or any Subsidiary in Sale and Leaseback Transactions less the Capital Lease Obligations arising therefrom) sold, leased or otherwise transferred pursuant to this paragraph (a) after the date of this Agreement, does not exceed 20 per cent. of total consolidated assets of the Company and its Subsidiaries determined as of the most recently ended fiscal quarter from a consolidated balance sheet of the Company prepared in accordance with GAAP.

(b)	The Company will not, and will not permit any Subsidiary to, sell, transfer or otherwise dispose of the capital stock or other equity interests of its respective Subsidiaries (other than intra-company transfers between Subsidiaries, in the ordinary course of business for tax purposes, provided such transactions would not have a Material Adverse Effect) (a "Permitted Disposition") unless the Company shall have delivered to the Facility Agent on the date of the completion of such Permitted Disposition an officer's certificate executed by an Authorised Officer, which certificate shall (i) certify that no Default or Event of Default shall have occurred and be continuing before and after giving effect to such Permitted Disposition and (ii) demonstrate that at the time of such Permitted Disposition the covenants contained in Clauses 21.1 (Capitalisation Ratio) and 21.2 (Consolidated Net Worth) would not have been breached on a pro forma basis for the most recent four consecutive fiscal quarters ending on or prior to the date such Permitted Disposition was completed as if such Permitted Disposition had occurred on the last day of such period.

22.5	Consolidations and Mergers

Neither the Company nor any Subsidiary will consolidate or merge with or into any other person unless (a) the Company is the corporation surviving such merger or, in the case of any Subsidiary consolidating or merging with a person other than the Company, the surviving entity is a Subsidiary, and (b) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing.

22.6	Taxes

The Company will, and will cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with generally accepted accounting principles are being maintained by the Company or such Subsidiary.

22.7	Maintenance of Property; Insurances

(a)	The Company will cause all property used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this paragraph shall prevent the Company from (i) discontinuing the operation or maintenance of any of such properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to the Lenders, or (ii) consummating a Permitted Disposition.

(b)	The Company will, and will cause each of its Subsidiaries to, maintain (either in the name of the Company or in such Subsidiary's own name) insurance on such of their respective properties in such amounts and against such risks (and with such risk retention) as the Company, in the exercise of its reasonable judgment, deems necessary or appropriate.

22.8	Conduct of Business and Maintenance of Existence

The Company will, and will cause each Subsidiary to, substantially continue to engage in the life sciences or chemicals businesses or businesses ancillary thereto, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, provided, however, that the Company shall not be required to preserve any such right or franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not disadvantageous in any material respect to the Lenders; and provided further, that nothing in this Clause shall prevent the Company from consummating a Permitted Disposition.

22.9	Use of Proceeds

The proceeds of the Loans and Letters of Credit shall be used for general corporate and working capital purposes, including acquisitions, and (where lawful) for the refinancing of existing indebtedness.

22.10	Transactions with Affiliates

The Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into any material transaction with any Affiliate (other than a transaction between the Company and any Subsidiary or a transaction between Subsidiaries) which transaction is not on terms and conditions at least as favourable to the Company or such Subsidiary as the terms and conditions which would apply in a similar transaction with a person not an Affiliate (an "Arm's Length Transaction"). Any material transaction with any Affiliate shall be deemed to be an Arm's Length Transaction if approved by (a) a majority of the Company's directors who are unaffiliated with such Affiliate or (b) a majority of the members of any committee of the Board of Directors of the Company who are unaffiliated with such Affiliate.

22.11	Limitation on Debt

The Company will not, nor will it permit any of its Subsidiaries to, incur or at any time be liable with respect to any Debt except (a) Debt outstanding on the date hereof, (b) Debt incurred by the Company hereafter if, after giving effect thereto, the Capitalisation Ratio is not more than 0.55 to 1.00, (c) Debt of any Subsidiary incurred hereafter and owing to the Company or any Subsidiary and (d) Debt incurred by a Subsidiary hereafter not otherwise permitted by paragraph (a) of this Clause 22.11 if, after giving effect thereto, the aggregate amount outstanding of Debt under paragraphs (a) and (d) of this Clause 22.11, together with the aggregate amount outstanding of Debt of the Company and its Subsidiaries secured by Security, does not exceed at any time 25 per cent. of Consolidated Net Worth.

22.12	Number of Creditors (limitation on Non-Qualifying Bank Creditors)

No Swiss Borrower shall have at any time any outstanding loan facilities or private placements in relation to which:

(a)	the total number of creditors which are Non-Qualifying Bank Creditors under any one loan facility or private placement exceeds ten (10-Non-Qualifying Bank Creditor Rule); or

(b)	the total number of creditors which are Non-Qualifying Bank Creditors under all applicable loan facilities or private placements combined at any time, in aggregate, exceeds twenty (20-Non-Qualifying Bank Creditor Rule), in each case as such terms are used or defined in the Guidelines.

22.13	Swiss Thin Capitalisation

Each Swiss Borrower will at all times meet both the Swiss thin capitalisation and the maximum interest safe harbour rules as issued by the Swiss Federal Tax Administration as amended from time to time.

22.14	Limitation on Certain Covenants and Restrictions

The Company will not, and will not permit any Subsidiary to, enter into or permit to exist any agreement with any person which prohibits or limits the ability of any Subsidiary to (a) declare or pay any dividend or (b) make any loan to or Investment in the Company or any other Subsidiary; provided that this paragraph (b) shall not prohibit agreements between the Company or any Subsidiary and any person which require that transactions with any Affiliate (i) be on an "arm's length" basis, (ii) be approved by the disinterested directors of the Board of Directors, or (iii) be subject to any substantive or procedural requirements substantially similar to paragraphs (i) or (ii) above.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 23 is an Event of Default (save for Clause 23.14 (Acceleration)).

23.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three Business Days of its due date.

23.2	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment).

(b)	No Event of Default under paragraph (a) above in relation to Clause 20.1 (Financial statements), Clause 20.5 (Notification of Default), Clause 21.1 (Capitalisation Ratio), Clause 21.2 (Consolidated Net Worth), Clause 22.3 (Negative Pledge), Clause 22.5 (Consolidations and Mergers), Clause 22.9 (Use of Proceeds) Clause 22.12 (Number of Creditors (Limitation on Non-Qualifying Bank Creditors)) and Clause 22.13 (Swiss Thin Capitalisation) will occur if the failure to comply is capable of remedy and is remedied within five (5) Business Days of the Facility Agent giving notice to the Company or the Company becoming aware of the failure to comply.

(c)	No Event of Default will occur under paragraph (a) above in relation to the provisions of the Finance Documents (other than referred to under paragraph (b) above if the failure is capable of remedy and is remedied within thirty (30) Business Days of the Facility Agent giving notice to the Company or the Company becoming aware of the failure to comply.

23.3	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.4	Cross default

(a)	Any Material Debt of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Material Debt of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described, including, without limitation, any required mandatory prepayment or "put" of such Debt to the Company or any Subsidiary).

(c)	Any commitment for any Material Debt of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Material Debt of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described, including, without limitation, any required mandatory prepayment or "put" of such Debt to the Company or any Subsidiary).

23.5	Insolvency

(a)	Any Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor.

23.6	Insolvency proceedings

Any corporate action or legal proceedings is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of its assets; or

(d)	enforcement of any Security over any assets of any Obligor and such proceeding or procedure shall remain undismissed or unstayed for a period of sixty (60) days,

or any analogous procedure or step is taken in any jurisdiction.

23.7	Creditors' process

Any expropriation, attachment, sequestration, distress or execution affects any Material Assets of any Obligor.

23.8	Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company.

23.9	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

23.10	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document or challenges the validity or enforceability of its obligations under the Finance Documents or for any reason the Finance Documents shall cease to be in full force and effect.

23.11	Unpaid Material Judgment

An uninsured judgment or judgments for the payment of money aggregating in excess of U.S.$25,000,000 are rendered against an Obligor and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay.

23.12	Adverse ERISA Event

Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of U.S.$25,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of U.S.$25,000,000.

23.13	Change of Control

(a)	Any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d 3 promulgated by the Securities and Exchange Commission under said Act) of 30 per cent. or more in voting power of the outstanding Voting Stock of the Company; or, during any period of 24 consecutive calendar months, a majority of the board of directors of the Company does not consist of individuals who were (i) directors of the Company on the first day of such period, (ii) directors who were selected or whose nomination for election was approved by a vote of at least a majority of the directors then still in office referred to in paragraph (i) above, or (iii) directors who were selected or whose nomination for election was approved by a vote of at least a majority of the board consisting of directors still in office described in paragraph (i) and (ii) above or this paragraph (iii); or

(b)	any Borrower shall cease to be wholly-owned, directly or indirectly, by the Company.

23.14	Acceleration

On and at any time after the occurrence of an Event of Default the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Utilisation, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Utilisation be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(d)	declare that full cash cover in respect of each Letter of Credit is immediately due and payable whereupon it shall become immediately due and payable.

SECTION 9

CHANGES TO PARTIES

24.	CHANGES TO THE LENDERS

24.1	Assignments and transfers by the Lenders

Subject to this Clause 24.1 (Assignments and transfers by the Lenders) and Clause 24.2 (Limitation on Non-Qualifying Bank Creditors), a Lender (the "Existing Lender") may:

(a)	assign or declare a trust over any of its rights; or

(b)	transfer by novation any of its rights and obligations,

(such portion in any case to be in an amount equal to or greater than U.S.$5,000,000) to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

24.2	Limitation on Non-Qualifying Bank Creditors

(a)	Each Swiss Borrower shall ensure that:

(i)	the total number of creditors which are Non-Qualifying Bank Creditors of such Swiss Borrower under the Finance Documents shall not at any time exceed, in aggregate, ten (10-Non-Qualifying Bank Creditor Rule); and

(ii)	the total number of all creditors which are Non-Qualifying Bank Creditors of such Swiss Borrower under all applicable loan facilities or private placements combined shall not at any time exceed, in aggregate, twenty (20-Non-Qualifying Bank Creditor Rule), in each case as such terms are used or defined in the Guidelines.

(b)	Any assignment of, or declaration of trust over, all or any of the Lender’s rights or any transfer by novation of all or any of its rights and obligations (including the transfer of the entire contractual relationship) to a Non-Qualifying Bank Creditor shall be subject to the prior approval of the relevant Swiss Borrower, such approval to be given within five Business Days of the relevant Borrower receiving a request for such approval and not to be withheld if the 10-Non-Qualifying Bank Creditor Rule and the 20-Non-Qualifying Bank Creditor Rule will be met at that time.

(c)	Each Swiss Borrower may, however, acting reasonably, request from a prospective New Lender a tax ruling confirmation of the Swiss Federal Tax Administration (at the cost of the prospective New Lender) if that Swiss Borrower reasonably believes that the prospective New Lender is not a Qualifying Bank Lender or, as the case may be, will not be treated as one creditor for purposes of the 10-Non-Qualifying Bank Creditor Rule and the 20-Non-Qualifying Bank Creditor Rule.

24.3	Conditions of assignment or transfer

(a)	The consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender or an Event of Default shall have occurred and is continuing.

(b)	The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed.

(c)	An assignment will only be effective on:

(i)	receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Facility Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Company, Existing Lender and the New Lender.

(d)	A transfer will only be effective if the procedure set out in Clause 24.6 (Procedure for transfer) is complied with.

(e)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.4	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of U.S.$3,500.

24.5	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.6	Procedure for transfer

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Facility Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

24.7	Copy of Transfer Certificate to Company

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.

24.8	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

25.	CHANGES TO THE OBLIGORS

25.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.7 ("Know your customer" checks), the Company may request that any of its wholly owned Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)	the Majority Lenders approve the addition of that Subsidiary (such approval not to be unreasonably withheld or delayed);

(ii)	the Company delivers to the Facility Agent a duly completed and executed Accession Letter;

(iii)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)	the Facility Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Facility Agent.

(b)	The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

25.3	Resignation of a Borrower

(a)	The Company may request that a Borrower ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter.

(b)	The Facility Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

25.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.7 ("Know your customer" checks), the Company may request that any of its wholly owned Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	the Company delivers to the Facility Agent a duly completed and executed Accession Letter; and

(ii)	the Facility Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Facility Agent.

(b)	The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

25.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that each of the representations set out in Clause 19 (Representations) (and so that the reference in Clause 19.9 (Financial statements) to December 31, 2006 shall be deemed to be a reference to the last day of the financial year of such Additional Obligor for which financial statements have been delivered to the Facility Agent) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.6	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Facility Agent a Resignation Letter.

(b)	The Facility Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	all the Lenders have consented to the Company's request.

SECTION 10

THE FINANCE PARTIES

26.	ROLE OF THE FACILITY AGENT AND THE ARRANGER

26.1	Appointment of the Facility Agent

(a)	Each other Finance Party appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Facility Agent

(a)	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Facility Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

26.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Facility Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Facility Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5	Business with the Group

The Facility Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.6	Rights and discretions of the Facility Agent

(a)	The Facility Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.7	Majority Lenders' instructions

(a)	Unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

26.8	Responsibility for documentation

Neither the Facility Agent nor the Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

26.9	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 29.10 (Disruption to Payment Systems etc.), the Facility Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent may rely on this Clause subject to Clause 1.3 (Third Party Rights) and the provisions of the Third Parties Act.

(c)	The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the

Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Facility Agent or the Arranger to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Arranger.

26.10	Lenders' indemnity to the Facility Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Facility Agent (otherwise than by reason of the Facility Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 29.10 (Disruption to Payment Systems etc.) notwithstanding the Facility Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.11	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving at least 15 Business Day’s prior written notice to the other Finance Parties and the Obligors.

(b)	Alternatively the Facility Agent may resign by giving at least 15 Business Day’s prior written notice to the other Finance Parties and the Obligors, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Facility Agent.

(c)	If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent (after consultation with the Company) may appoint a successor Facility Agent (acting through an office in the United Kingdom).

(d)	The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(e)	The Facility Agent's resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

26.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

26.13	Relationship with the Lenders

(a)	The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

26.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.16	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).

28.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.5 (Partial payments).

28.3	Recovering Finance Party's rights

(a)	On a distribution by the Facility Agent under Clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Lender for the amount so reimbursed.

28.5	Exceptions

(a)	This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Lender any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

29.	PAYMENT MECHANICS

29.1	Payments to the Facility Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent and the Issuing Bank (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment and any amount due but unpaid under Clauses 5B.4 (Claims under a letter of Credit) and 5B.5 (Indemnities).

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Facility Agent specifies.

29.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor) and Clause 29.4 (Clawback) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

29.3	Distributions to an Obligor

The Facility Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback

(a)	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility

Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

29.5	Partial payments

(a)	If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

29.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

29.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

29.10	Disruption to Payment Systems etc.

If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Facility Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

(b)	the Facility Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Facility Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 35 (Amendments and Waivers);

(e)	the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 29.10; and

(f)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

30.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	NOTICES

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender or any other Original Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Facility Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days' notice.

31.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Facility Agent will be effective only when actually received by the Facility Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent's signature below (or any substitute department or officer as the Facility Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Facility Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

31.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

31.5	Electronic communication

(a)	Any communication to be made between the Facility Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

31.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are in the absence of manifest error, prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.	AMENDMENTS AND WAIVERS

35.1	Required consents

(a)	Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

35.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	except to the extent set forth in Clause 7.2 (Increase of Facility), an increase in or an extension of any Commitment;

(v)	a change to the Borrowers or Guarantors other than in accordance with Clause 25 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders; or

(vii)	Clause 2.2 (Finance Parties' rights and obligations), Clause 24 (Changes to the Lenders) or this Clause 35.

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Facility Agent or the Arranger may not be effected without the consent of the Facility Agent or the Arranger.

36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

37.	GOVERNING LAW

This Agreement is governed by English law.

38.	ENFORCEMENT

38.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 38.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints Sigma-Aldrich Company Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

SECTION 13

CONFIDENTIALITY

39.	CONFIDENTIALITY

The Facility Agent and each Lender represent that they will maintain the confidentiality of any written or oral information provided under this Agreement by or on behalf of the Company that is identified by the Company at the time as being subject to this Clause 39 (hereinafter collectively called “Confidential Information”, subject to the Facility Agent’s and each Lender’s:

(a)	obligation to disclose any such Confidential Information pursuant to a request or order under applicable laws and regulations or pursuant to a subpoena or other legal process applicable to the Facility Agent, any Lender or any person to whom such Confidential Information has been disclosed as permitted by paragraphs (b), (c) or (d) below;

(b)	right to disclose any such Confidential Information to its bank examiners, auditors, counsel and other professional advisers, to its Affiliates and to other Lenders;

(c)	right to disclose any such Confidential Information in connection with any litigation or dispute involving the Lenders and the Company or any of its Subsidiaries and Affiliates; and

(d)	right to provide such information to sub-participants, prospective sub-participants, prospective assignees and actual or prospective counterparties (and their advisers) to any swap, securitisation or derivative transaction referencing or involving any of its rights or obligations under this Agreement, if such sub-participant, prospective sub-participant, prospective assignee or actual or prospective counterparty (and their advisers) has entered into a Confidentiality Undertaking.

Notwithstanding the foregoing, any such information supplied to a Lender, sub-participant, prospective sub-participant or prospective assignee under this Agreement shall cease to be Confidential Information if it is or becomes known to such Person by other than unauthorised disclosure, or if it becomes a matter of public knowledge.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

Part I

The Original Obligors

Name of Original Borrower	Registration number (or equivalent, if any)
Sigma-Aldrich Chemie Holding GmbH	a company existing under the laws of Germany Tax Nr. 143/180/50075

Sigma-Aldrich GmbH	a company existing under the laws of Switzerland, Dossier Nr. 20086, Firmennummer CH-320.4.047.327-8

Sigma-Aldrich Company Limited	a company existing under the laws of England and Wales with registration number 2204655

Sigma-Aldrich Chemie GmbH	a company existing under the laws of Switzerland, Dossier Nr. 20366, Firmennummer CH-320.4.047.326-2

Sigma-Aldrich Production GmbH	a company existing under the laws of Switzerland, Dossier Nr. 20074, Firmennummer CH-320.4.047.278-0

Name of Original Guarantor	Registration number (or equivalent, if any)
Sigma-Aldrich Corporation	a company existing under the laws of Delaware, Delaware file #0812254, Federal Tax ID # 43- 1050617

Part IIA

The Original Lenders—other than UK Non-Bank Lenders

Name of Original Lender	Commitment
Wells Fargo Bank, National Association	U.S.$40,000,000

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	U.S.$40,000,000

Credit Suisse	U.S.$27,000,000

UBS Limited	U.S.$27,000,000

Banc of America Securities Limited	U.S.$27,000,000

Deutsche Bank Luxembourg S.A.	U.S.$22,000,000

U.S. Bank, National Association	U.S.$17,000,000

Part IIB

The Original Swingline Lenders

Name of Original Swingline Lender	Swingline Commitment
Wells Fargo Bank, National Association	U.S.$25,000,000

Part IIC

The Original Euro Swingline Lenders

Name of Original Euro Swingline Lender	Euro Swingline Commitment
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	U.S.$25,000,000

Part III

The Original Lenders—UK Non-Bank Lenders

None

Part IV

The Issuing Bank

Name of Issuing Bank

Wells Fargo Bank, National Association

SCHEDULE 2

CONDITIONS PRECEDENT

Part I

Conditions Precedent To Initial Utilisation

1.	Original Obligors

(a)	A copy of the constitutional documents of each Original Obligor.

(b)	A copy of a resolution of the board of directors of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate of the Company (signed by an Authorised Officer) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

(e)	A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

(a)	A legal opinion of Bryan Cave LLP, legal advisers in England and Wales to the Original Obligors, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	If an Original Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to each Original Obligor in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 38.2 (Service of process), if not an Original Obligor, has accepted its appointment.

(b)	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	Completion by each of the Original Lenders of client identification procedures (including, if necessary, identification of directors and major shareholders of the Obligors) in compliance with applicable money laundering rules.

(d)	The Original Financial Statements of each Original Obligor.

(e)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

Part II

Conditions precedent required to be

delivered by an Additional Obligor

1.	An Accession Letter, duly executed by the Additional Obligor and the Company.

2.	A copy of the constitutional documents of the Additional Obligor.

3.	A copy of a resolution of the board of directors of the Additional Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	A certificate of the Additional Obligor (signed by an authorised officer of such Additional Obligor) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

6.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

7.	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

8.	If available, the latest unaudited financial statements of the Additional Obligor.

9.	A legal opinion of Bryan Cave LLP, legal advisers to the Obligors in England and Wales.

10.	If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Additional Obligor in the jurisdiction in which the Additional Obligor is incorporated.

11.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 38.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

12.	Evidence satisfactory to the Facility Agent that (A) no Tax Deduction shall be required to be made in respect of any sum payable by any such Additional Obligor to any Lender under the Finance Documents or (B) gross-up obligations contained in the Finance Documents protect the Facility Agent and the Lenders from any adverse economic effect of such obligations to make Tax Deductions.

SCHEDULE 3

UTILISATION REQUEST

Part I

Loans

From: [Borrower]

To: [Facility Agent]

Dated:

Dear Sirs

Sigma–Aldrich Corporation – U.S.$200,000,000 Facility Agreement

dated 13 March 2007 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Currency of Loan:	[ ]
Amount:	[ ] or, if less, the Available Facility
Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Agreement is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to:

(a) Financial Institution Name:	[ ]

(b) City and Country:	[ ]

(c) SWIFT ID Number:	[ ]

(d) Clearing Code (if applicable):	[ ]

(e) Account Name:	[ ]

(f) Account Number:	[ ]

5.	This Utilisation Request is irrevocable.

Yours faithfully

.......................................

authorised signatory for

[name of relevant Borrower]

Part II

Letters of Credit

From: [Borrower]

To:     [Facility Agent]

Dated:

Dear Sirs

Sigma-Aldrich Corporation - U.S.$200,000,000 Facility Agreement

dated 13 March 2007 (the “Agreement”)

1.	We wish to arrange for a Letter of Credit to be issued by the Issuing Bank on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next
Business Day)

Amount:	[ ] or, if less, the Available Facility

Beneficiary:

Term or Expiry Date:	[ ]

2.	We confirm that each condition specified in Clause 5A.6(b) (Issue of Letters of Credit) is satisfied on the date of this Utilisation Request.

3.	We attach a copy of the proposed Letter of Credit.

4.	This Utilisation Request is irrevocable.

Delivery Instructions:

[specify delivery instructions]

Yours faithfully

authorised signatory for
[name of relevant Borrower]

Part III

Swingline Loans

From: [Borrower]

To:     [Facility Agent]

Dated:

Dear Sirs

Sigma-Aldrich Corporation - U.S.$200,000,000 Facility Agreement

dated 13 March 2007 (the “Agreement”)

1.	We wish to borrow a Swingline Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a San Francisco Business Day,
the next San Francisco Business Day)

Facility to be utilised:	Swingline Facility

Amount:	U.S.$ [ ] or, if less, the Available Swingline Facility

Interest Period:	[ ]

2.	We confirm that each condition specified in Clause 5C.4(b) (Swingline Lenders’ participation) is satisfied on the date of this Utilisation Request.

3.	The proceeds of this Swingline Loan should be credited to [account].

4.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[name of relevant Borrower]

Part IV

Euro Swingline Loans

From: [Borrower]

To:     [Facility Agent]

Dated:

Dear Sirs

Sigma-Aldrich Corporation-U.S.$200,000,000 Facility Agreement

dated 13 March 2007 (the “Agreement”)

1.	We wish to borrow a Euro Swingline Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Euro Swingline Business
Day, the next [Euro Swingline Business Day])

Facility to be utilised:	Euro Swingline Facility

Amount:	Euro [ ] or, if less, the Available Euro Swingline
Facility

Interest Period:	[ ]

2.	We confirm that each condition specified in Clause 5E.4(b) (Euro Swingline Lenders’ participation) is satisfied on the date of this Utilisation Request.

3.	The proceeds of this Euro Swingline Loan should be credited to [account].

4.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[name of relevant Borrower]

SCHEDULE 4

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent. This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

(a)	in relation to a sterling Loan:

AB + C(B – D) + Ex0.01	per cent. per annum
100 – (A + C)

(b)	in relation to a Loan in any currency other than sterling:

Ex0.01	per cent. per annum.
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 9.4 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Facility Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To: [ ] as Facility Agent

From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Sigma-Aldrich Corporation – U.S.$200,000,000 Facility Agreement

dated 13 March 2007 (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 24.6 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.6 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

3.

[The New Lender expressly acknowledges the limitations on the number of creditors set out in Clauses 19.18 (Number of Creditors (Limitation on Non-Qualifying Bank Creditors), 22.12 (Number of Creditors (Limitation on Non-Qualifying Bank Creditors) and 24.2 (Limitation on Non-Qualifying Bank Creditors).][1]

4.

[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of a Loan under the Agreement is [a Qualifying Bank Creditor] / [a Non-Qualifying Bank Creditor and the transfer procedure as provided for in Clause 24.2(b) (Limitation on Non-Qualifying Bank Creditors) has been complied with.] 2 3

5.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

[1]	Include if the Transfer relates to rights owed by a Swiss Borrower.
[2]	Include if the Transfer relates to rights owed by a Swiss Borrower.
[3]	Please delete one of the alternatives.

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or

(c)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company.][4]

[3-6]	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

[4-7]	This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [ ].

[Facility Agent]

By:

[4]	Include if the Transfer relates to rights owed by a UK Borrower and the New Lender comes within sub-paragraphs (a)(i)(B) of the definition of Qualifying Lender in Clause 13.1 (Definitions).

SCHEDULE 6

FORM OF ACCESSION LETTER

To: [ ] as Facility Agent

From: [Subsidiary] and [Company]

Dated:

Dear Sirs

Sigma-Aldrich Corporation – U.S.$200,000,000 Facility Agreement

dated 13 March 2007 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to Clause [25.2 (Additional Borrowers)]/[Clause 25.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.	This Accession Letter is governed by English law.

[This Guarantor Accession Letter is entered into by deed.]

[Company]	[Subsidiary]

SCHEDULE 7

FORM OF RESIGNATION LETTER

To: [            ] as Facility Agent

From: [resigning Obligor] and [Company]

Dated:

Dear Sirs

Sigma-Aldrich Corporation – U.S.$200,000,000 Facility Agreement

dated 13 March 2007 (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 25.3 (Resignation of a Borrower)]/[Clause 25.6 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[ ]*

4.	This Resignation Letter is governed by English law.

[Company]	[Subsidiary]
By:	By:

*	Insert any other conditions required by the Facility Agreement.

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To:     [            ] as Facility Agent

From: [Company]

Dated:

Dear Sirs

Sigma-Aldrich Corporation – U.S.$200,000,000 Facility Agreement

dated 13 March 2007 (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

Clause 21.1 Capitalisation Ratio and Pricing Schedule

Period:		Fiscal Quarter ended ,

1.	Maximum Permitted	0:55 to 1.0

2.	Actual	U.S.$

(a)	Consolidated Debt as of the period referred to above:

(b)	Consolidated Debt plus Consolidated	U.S.$
Net Worth for the period referred to above:

(c)	Ratio of (a) to (b)	to 1.0

STATUS UNDER PRICING SCHEDULE		LEVEL STATUS

Clause 21.2 Consolidated Net Worth

Period:		Fiscal Quarter ended ,

1.	Minimum Required	U.S.$ 750,000,000

2.	Actual	U.S.$

3.	If (2) is greater than (1), then Company is	Yes
	in compliance with Clause 21.2	No

Clause 22.3(d) Negative Pledge and Clause 22.11 Limitation on Debt

Period:	Fiscal Quarter ended ,

1. 20% of Consolidated Net Worth as of the date of this Certificate	U.S.$

2. Company’s aggregate outstanding Debt as described in Clause 22.3(a)	U.S.$

3. Company’s aggregate outstanding Debt as described in Clause 22.3(b)	U.S.$

4. Company’s aggregate outstanding Debt as described in Clause 22.3(d)	U.S.$

5. Subsidiaries’ aggregate outstanding Debt as described in Clause 22.11 (a)	U.S.$

6. Subsidiaries’ aggregate outstanding unsecured Debt as described in Clause 22.11 (d)	U.S.$

7. (2) plus (3) plus (4) plus (5) plus (6)	U.S.$

8. If (1) is greater than (7), then Borrower is in compliance with Clauses 22.3(d) and 5.11(d)	Yes No

3. [We confirm that no Default is continuing.]

Signed:
Its
of
[Company]

[insert applicable certification language]**

for and on behalf of
[name of auditors of the Company]***

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.
**	To be agreed with the Company’s auditors and the Lenders before signing the Agreement.
***	Only applicable if the Compliance Certificate accompanies the audited financial statements and is to be signed by the auditors. To be agreed with the Company’s auditors before signing the Agreement.

SCHEDULE 9

EXISTING SECURITY

None.

SCHEDULE 10

LMA CONFIDENTIALITY LETTERS

Part I

LMA CONFIDENTIALITY LETTER (SELLER)

[Letterhead of Seller/Seller’s agent/broker]

To:
[insert name of Potential
Purchaser/Purchaser’s agent/broker]

Re:	The Agreement
Borrower:
Date:
Amount:
Agent:

Dear Sirs

We understand that you are considering [acquiring]1 /[arranging the acquisition of]2 an interest in the Agreement (the “Acquisition”). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking

You undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, (b) to use the Confidential Information only for the Permitted Purpose, (c) to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2[(c)/(d)]3 below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Acquisition.

2.	Permitted Disclosure

We agree that you may disclose Confidential Information:

(e)

to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;[2]

(f)	[subject to the requirements of the Agreement, in accordance with the Permitted Purpose so long as any prospective purchaser has delivered a letter to you in equivalent form to this letter;]

[(b/c)][3]

subject to the requirements of the Agreement, to any person to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under the Agreement or with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower or any member of the Group in each case so long as that person has delivered a letter to you in equivalent form to this letter; and

[(c/d)][3]

(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3.	Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2[(c)/(d)]3 or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2[(c)/(d)]3 above.

5.	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Agreement or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	No Representation; Consequences of Breach, etc

You acknowledge and agree that:

(a)

neither we, [nor our principal] [4] nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)

we [or our principal][4] or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	No Waiver; Amendments, etc

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and your obligations hereunder may only be amended or modified by written agreement between us.

8.	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of [our principal,]4 the Borrower and each other member of the Group.

10.	Third Party Rights

(a)	Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this letter.

(b)	The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

(c)	The parties to this letter do not require the consent of the Relevant Persons to rescind or vary this letter at any time.

11.	Governing Law and Jurisdiction

(a)	This letter (including the agreement constituted by your acknowledgement of its terms) is governed by English law.

(b)	The parties submit to the non-exclusive jurisdiction of the English courts.

12.	Definitions

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Confidential Information” means any information relating to the Borrower, the Group, the Agreement and/or the Acquisition provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

“Permitted Purpose” means [subject to the terms of this letter, passing on information to a prospective purchaser for the purpose of]2 considering and evaluating whether to enter into the Acquisition; and

“Purchaser Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985).

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of
[Seller/Seller’s agent/broker]

To: [Seller]
[Seller’s agent/broker]

The Borrower and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of
[Potential Purchaser/Purchaser’s agent/broker]

[1]	delete if addressee is acting as broker or agent.
[2]	delete if addressee is acting as principal.
[3]	delete as applicable.
[4]	delete if letter is sent out by the Seller rather than the Seller’s broker or agent.

Part II

LMA CONFIDENTIALITY LETTER (PURCHASER)

[Letterhead of Potential Purchaser/Purchaser’s agent/broker]

To:
[insert name of Potential Seller/Seller’s agent/broker]
and each member of the Group

Re:	The Agreement
Borrower:
Date:
Amount:
Agent:

Dear Sirs

We are considering [acquiring] 1/[arranging the acquisition of] 2 an interest in the Agreement (the “Acquisition”). In consideration of you agreeing to make available to us certain information, by our signature of this letter we agree as follows (acknowledged and agreed by you by your signature of a copy of this letter):

1.	Confidentiality Undertaking

We undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to our own confidential information, (b) to use the Confidential Information only for the Permitted Purpose, (c) to use all reasonable endeavours to ensure that any person to whom we pass any Confidential Information (unless disclosed under paragraph 2[(c)/(d)]3 below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Acquisition.

2.	Permitted Disclosure

You agree that we may disclose Confidential Information:

(a)	to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;

(b)	[subject to the requirements of the Agreement, in accordance with the Permitted Purpose so long as any prospective purchaser has delivered a letter to us in equivalent form to this letter;][2]

[(b/c)][3]

subject to the requirements of the Agreement, to any person to (or through) whom we assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which we may acquire under the Agreement or with (or through) whom we enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower or any member of the Group in each case so long as that person has delivered a letter to us in equivalent form to this letter; and

[(c/d)][3]

(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3.	Notification of Required or Unauthorised Disclosure

We agree (to the extent permitted by law) to inform you of the full circumstances of any disclosure under paragraph 2[(c)/(d)]3 or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies

If you so request in writing, we shall return all Confidential Information supplied by you to us and destroy or permanently erase all copies of Confidential Information made by us and use all reasonable endeavours to ensure that anyone to whom we have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that we or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2[(c)/(d)]3 above.

5.	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if we become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Agreement or (b) twelve months after we have returned all Confidential Information supplied to us by you and destroyed or permanently erased all copies of Confidential Information made by us (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	No Representation; Consequences of Breach, etc

We acknowledge and agree that:

(a) neither you, [nor your principal]4 nor any member of the Group nor any of your or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by you or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by you or be otherwise liable to us or any other person in respect to the Confidential Information or any such information; and

(b) you [or your principal]4 or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by us.

7.	No Waiver; Amendments, etc

This letter sets out the full extent of our obligations of confidentiality owed to you in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and our obligations hereunder may only be amended or modified by written agreement between us.

8.	Inside Information

We acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and we undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings

The undertakings given by us under this letter are given to you and (without implying any fiduciary obligations on your part) are also given for the benefit of [your principal,] 4 the Borrower and each other member of the Group.

10.	Third Party Rights

(a)	Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this letter.

(b)	The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

(c)	The parties to this letter do not require the consent of the Relevant Persons to rescind or vary this letter at any time.

11.	Governing Law and Jurisdiction

(a)	This letter (including the agreement constituted by your acknowledgment of its terms) is governed by English Law.

(b)	The parties submit to the non-exclusive jurisdiction of the English courts.

12.	Definitions

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Confidential Information” means any information relating to the Borrower, the Group, the Agreement and/or the Acquisition provided to us by you or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by us before the date the information is disclosed to us by you or any of your affiliates or advisers or is lawfully obtained by us thereafter, other than from a source which is connected with the Group and which, in either case, as far as we are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

“Permitted Purpose” means [subject to the terms of this letter, passing on information to a prospective purchaser for the purpose of]2 considering and evaluating whether to enter into the Acquisition; and

“Purchaser Group” means us, each of our holding companies and subsidiaries and each subsidiary of each of our holding companies (as each such term is defined in the Companies Act 1985).

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of
[Potential Purchaser/Purchaser’s agent/broker]

To: [Potential Purchaser/Purchaser’s agent/broker]
We acknowledge and agree to the above:

For and on behalf of
[Seller/Seller’s agent/broker]

[1]	delete if purchaser is acting as broker or agent.
[2]	delete if potential purchaser is acting as principal.
[3]	delete as applicable.
[4]	delete if letter is addressed to the Seller rather than the Seller’s broker or agent.

SCHEDULE 11

TIMETABLES

	Loans in US Dollars	Loans in euro	Loans in sterling or Swiss francs	Loans in other currencies
Facility Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	Not Applicable	Not applicable	Not applicable	12 noon, five Business Days before the Utilisation Date

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)	12 noon, three Business Days before the Utilisation Date	12 noon, three Business Days before the Utilisation Date	12 noon, three Business Days before the Utilisation Date	12 noon, four Business Days before the Utilisation Date

Facility Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lender’s participation)

	4pm, three Business Days before the Utilisation Date	4pm, three Business Days before the Utilisation Date	4pm, three Business Days before the Utilisation Date	4pm, four Business Days before the Utilisation Date

LIBOR or EURIBOR is fixed	Quotation Day as of 11.00 a.m.	Quotation Day as of 11:00 a.m. Brussels time	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m.

Delivery of a duly completed Utilisation Request (Clause 5A.3 (Delivery of a Utilisation Request for Letters of Credit))	12 noon, three Business Days before the Utilisation Date	12 noon, three Business Days before the Utilisation Date	12 noon, three Business Days before the Utilisation Date	12 noon, four Business Days before the Utilisation Date

Facility Agent determines (in relation to a Utilisation) the Base Currency Amount of the Letter of Credit, if required under Clause 5A.6 (Issue of Letters of Credit) and notifies the Issuing Bank and the Lenders of the Letter of Credit in accordance with 5A.6 (Issue of Letters of Credit)	4pm, two Business Days before the Utilisation Date	4pm, two Business Days before the Utilisation Date	4pm, two Business Days before the Utilisation Date	4pm, two Business Days before the Utilisation Date

Delivery of a duly completed Renewal Request (Clause 5A.7 (Renewal of a Letter of Credit)	12 noon, three Business Days before the Utilisation Date	12 noon, three Business Days before the Utilisation Date	12 noon, three Business Days before the Utilisation Date	12 noon, four Business Days before the Utilisation Date

Delivery of a duly completed Utilisation Request (Clause 5C.2 (Delivery of a Utilisation Request for Swingline Loans))	12 noon, one Business Day before the Utilisation Date	Not applicable	Not applicable	Not applicable

Facility Agent determines (in relation to a Utilisation) the Base Currency Amount of the Swingline Loan, if required under Clause 5C.4 (Swingline Lenders’ participation) and notifies each Swingline Lender of the amount of its participation in the Swingline Loan under Clause 5C.4 (Swingline Lenders’ participation)	3.00pm, one Business day before the Utilisation Date	Not applicable	Not applicable	Not applicable

Delivery of a duly completed Utilisation Request (Clause 5E.2 (Delivery of a Utilisation Request for Euro Swingline Loans))	Not applicable	12 noon, one Business Day before the Utilisation Date applicable	Not applicable	Not applicable

Facility Agent determines (in relation to a Utilisation) the Base Currency Amount of the Euro Swingline Loan, if required under Clause 5E.4 (Euro Swingline Lenders’ participation) and notifies each Euro Swingline Lender of the amount of its participation in the Euro Swingline Loan under Clause 5E.4 (Euro Swingline Lenders’ participation)	Not applicable	3.00pm, one Business day before the Utilisation Date	Not applicable	Not applicable

SIGNATORIES

The Company:

SIGMA-ALDRICH CORPORATION
a company existing under the laws of Delaware
Delaware file#0812254, Federal Tax ID #43-1050617

By:	“Not Legible”

By:	“Not Legible”

The Original Borrower:

SIGMA-ALDRICH GmbH
a company existing under the law of Switzerland
Tax no. 20086, HR registration no. CH-320.4.047.327-8

By: “Not Legible”	“Not Legible”

By: “Not Legible”	“Not Legible”

SIGMA-ALDRICH CHEMIE HOLDING GmbH
a company existing under the laws of Germany
HRB Member 79278, Series No.: XXXXXXXXXXX

By: “Not Legible”	“Not Legible”

By: “Not Legible”	“Not Legible”

SIGMA-ALDRICH COMPANY LIMITED
a company existing under the laws of England
Co. Registration #2204655,
Tax Reference #7051789003149

By: “Not Legible”	“Not Legible”

By: “Not Legible”	“Not Legible”

SIGMA-ALDRICH CHEMIE GmbH
a company existing under the laws of Switzerland
Tax No. 20366. HR registration no. CH-320.4.047.326-2

By: “Not Legible”	“Not Legible”

By: “Not Legible”	“Not Legible”

SIGMA-ALDRICH PRODUCTION GmbH
a company existing under the laws of Switzerland
Tax no. 20074.HR registration no. CH-320.4.047.326-0

By: “Not Legible”	“Not Legible”

By: “Not Legible”	“Not Legible”

SCHEDULE 12

FORM OF LETTER OF CREDIT

To:	[Beneficiary]

(the “Beneficiary”)

[Date]

Irrevocable Standby Letter of Credit no.[            ]

At the request of [                            ], [Issuing bank] (the “Issuing Bank”) issues this irrevocable standby letter of credit (“Letter of Credit”) in your favour on the following terms and conditions:

1.	Definitions

In this Letter of Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London].5

“Demand” means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.

“Expiry Date” means [                        ].

“Total L/C Amount” means [                        ].

2.	Issuing Bank’s agreement

(a)	The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by [ ] p.m. ([London] time) on the Expiry Date.

(b)	Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [ten] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

(c)	The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

[5]	This may need to be amended depending on the currency of payment under the Letter of Credit.

3.	Expiry

(a)	The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

(b)	Unless previously released under paragraph (a) above, on [ ] p.m. ([London] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

(c)	When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4.	Payments

All payments under this Letter of Credit shall be made in [            ] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.	Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter[, fax] or [telex] and must be received in legible form by the Issuing Bank at its address and by the particular department or officer (if any) as follows:

[                                                                                                                                                                                                                 ]

6.	Assignment

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7.	ISP 98

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

8.	Governing Law

This Letter of Credit is governed by English law.

9.	Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit.

Yours faithfully,

[Issuing Bank]

By:

SCHEDULE

FORM OF DEMAND

To: [ISSUING BANK]

[Date]

Dear Sirs

Standby Letter of Credit no. [    ] issued in favour of [BENEFICIARY] (the “Letter of Credit”)

We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this demand.

1.	We certify that the sum of [ ] is due [and has remained unpaid for at least [ ] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [ ].

2.	Payment should be made to the following account:

Name:

Account Number:

Bank:

3.	The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory)		(Authorised Signatory)

For

[BENEFICIARY]

SCHEDULE 13

PRICING SCHEDULE

	Senior Unsecured Debt Rating	Margin (per cent. per annum)
		Years 1 - 5	Years 6 and 7
Level 1	> A+/A1	0.140	0.175
Level 2	A / A2	0.160	0.200
Level 3	A- / A3	0.200	0.225
Level 4	< BBB+ / Baa1	0.250	0.275

Note: The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If at any time the company does not have the applicable rating from Moody’s Investors Service Limited (“Moody’s”) or Standard & Poor’s Rating Services, a division of The McGraw Hill Companies, Inc (“S&P”), Level 4 status shall exist. If at any time the Moody’s rating and S&P rating would not both have the same status, the margin calculated as the average between the two applicable ratings shall apply.

SCHEDULE 14

SUBSIDIARIES

Name of Entity - Principal Place of Business	Jurisdiction of Incorporation or Organization	Date of Inc.
Sigma-Aldrich Corporation—St. Louis, MO [5,6]	Delaware	1975

Sigma-Aldrich Co. (Illinois)	Illinois	1996

Sigma Second Street Redevelopment Corporation	Missouri	1983

Barton/ Second Street Redevelopment Corporation	Missouri	1988

Barton Real Estate Holdings, Inc.	Missouri	1988

Sigma Redevelopment Corporation	Missouri	1979

3506 South Broadway Redevelopment Corp.	Missouri	1995

Second President Properties Company	Missouri	1988

Olive/Ewing/Laclede Redevelopment Corporation	Missouri	2000

Midwest Consultants Co.—St. Louis, MO	Missouri	1971

Little Creek Farm, Inc.—Leslie, MO	Missouri	1980

Sigma F&D Division, Inc.	Missouri	1974

Sigma-Aldrich China, Inc.	Missouri	1990

Pathfinder Laboratories Company	Missouri	1987

Planetary Chemical Inc.	Missouri	1951

Sigma Pharmaceutical, Inc.	Missouri	1971

Sigma-Aldrich B.V. (Netherlands)	Netherlands	2000

Sigma-Aldrich Holding B.V. (Netherlands)	Netherlands	2000

Sigma-Aldrich Chemie Holding GmbH (Germany)	Germany	1985

Sigma-Aldrich Chemie GmbH (Germany)	Germany	1974

Sigma-Aldrich Producktions GmbH (Germany)	Germany	1998

Sigma-Ark GmbH (Germany)	Germany	1997

Proligo International GmbH (Germany)	Germany

Proligo Biochemie GmbH (Germany)	Germany

Name of Entity - Principal Place of Business	Jurisdiction of Incorporation or Organization	Date of Inc.
Sigma-Aldrich Laborchemikalien GmbH (Germany)	Germany	1997

Proligo France SAS (France)	France

Proligo Singapore Pte., Ltd. (Singapore)	Singapore	1997

Proligo Japan KK (Japan)	Japan

Proligo Australia Pty. Ltd. (Australia)	Australia	1997

Sigma-Aldrich Chemie Verwaltungs GmbH—Munich, Germany [14]	Germany	1983

Sigma-Aldrich Grundstucksverwaltung GmbH & Co. K.G.—Munich, Germany [14]	Germany	1974

Sigma-Aldrich Logistik GmbH	Germany	2004

Sigma-Aldrich Israel, Ltd.—Rehovot, Israel	Israel	1969

Sigma-Aldrich Holding S.a.r.l. (France)

Aldrich Chemical Foreign Holding LLC—Milwaukee, WI [10]	Missouri	1989

Sigma-Aldrich Chimie S.N.C. Partnership—Cedex, France	France	1989

Sigma-Aldrich Chimie S.a.r.l. (France)—Cedex, France	France	1987

Sigma Chemical Foreign Holding LLC (Missouri) [10]	Missouri	1989

Aldrich Chemical Company, Inc.—Milwaukee, WI [1,2]	Delaware	1996

GLM Holdings, Inc.—Milwaukee, WI	Wisconsin	1991

Aldrich-Boranes, Inc.	Delaware	1989

Sigma-Aldrich Business Holdings, Inc.	Delaware	1996

Sigma-Aldrich Research Biochemicals, Inc.—Natick, MA	Delaware	1997

Research Biochemicals Limited Partnership	Massachusetts	1997

Sigma-Aldrich Lancaster, Inc.	Missouri	1996

Techcare Systems, Inc.—Redwood, CA	California	1984

Sigma-Genosys of Texas, Inc.—Woodlands, Texas [3,4,11]	Texas	1987

Sigma Genosys LP	Texas	2001

Sigma Genosys Holdings, LLC [11]	Missouri	2001

Name of Entity - Principal Place of Business	Jurisdiction of Incorporation or Organization	Date of Inc.
FMI Holdings, Inc. (California)	Delaware	1998

Supelco, Inc. - Bellefonte, PA	Delaware	1996

Advanced Separation Technologies, Inc.

Advanced Separation Technologies, Ltd. (U.K.)

James F. Burns Co., Inc.	Missouri	1972

KL Acquisition Corp.	Missouri	1990

Sigma-Aldrich Rus (Russia)

Chemical Trade, Ltd. (Russia)	Russia	1996

MedChem. Ltd. (Russia)	Russia	1997

SAF-Lab (Russia)	Russia	1998

TechMed Biochem, Ltd. (Russia)	Russia	1994

Sigma Chemical Corp.	Missouri	2001

Sigma-Aldrich Biotechnology Holding Company, Inc. [12]	Missouri	2001

Sigma-Aldrich Biotechnology LP [12]	Missouri	2001

Sigma-Aldrich Biotechnology Investment LLC [12]	Missouri	2001

Sigma-Aldrich Manufacturing LLC	Missouri	2004

Sigma-Aldrich Inc. - St. Louis, MO [9]	Wisconsin	1996

Sigma- Aldrich Finance Co. - Hamilton, Bermuda	Missouri	1996

Sigma-Aldrich & Subs Foreign Sales Corporation – Barbados	Barbados	1994

Sigma-Aldrich Company, Ltd. - Poole, England [7]	United Kingdom	1987

Sigma- Aldrich Holding, Ltd. (U.K.)	United Kingdom	1985

Sigma-Genosys Limited (UK)	United Kingdom	1997

Sigma Chemical Company, Ltd. (U.K.)	United Kingdom	1963

Wessex Biochemicals Ltd. (U.K.)	United Kingdom	1963

Aldrich Chemical Company, Ltd. (U.K.)	United Kingdom	1959

Webnest, Ltd. (U.K.)	United Kingdom	1973

Name of Entity - Principal Place of Business	Jurisdiction of Incorporation or Organization	Date of Inc.

Bristol Organics Ltd. (U.K.)	United Kingdom	1970

B-Line Systems Limited (U.K.)	United Kingdom	1990

Ultrafine Ltd.(U.K.)	United Kingdom	1983

SAFC Biosciences Limited (U.K.)	United Kingdom	1999

Pharmorphix Limited (U.K.)	United Kingdom

Epichem Group Limited (U.K.)	United Kingdom

Epichem Limited (U.K.)	United Kingdom

Epichem Inc.	Massachusetts	1996

Epichem Asia Co. Ltd. (Taiwan)	Taiwan	2001

Epichem (Shanghai) Chemical Co. Ltd. (China)	China	2004

Sigma-Aldrich (Switzerland) Holding AG – Buchs,	Switzerland	1950

Switzerland

Sigma-Aldrich Chemie GmbH (Switzerland)	Switzerland	1999

Sigma-Aldrich Production GmbH (Switzerland)	Switzerland	1999

Sigma-Aldrich GmbH (Switzerland)	Switzerland	1999

Sigma-Aldrich (Shanghai) Trading Co., Ltd. (China)

Sigma-Aldrich Denmark A/S – Denmark	Denmark	1998

Sigma-Aldrich Finland Oy - Helsinki, Finland	Finland	1994

Sigma-Aldrich Norway AS - Oslo, Norway	Norway	1996

Sigma-Aldrich Sweden AB - Stockholm, Sweden	Sweden	1954

Sigma-Aldrich Italia S.r.l. - Milano, Italy	Italy	1987

Sigma-Aldrich S.r.l.- Milano, Italy	Italy	2000

Sigma-Aldrich N.V./S.A. - Bornem, Belgium	Belgium	1984

Sigma Chemie B.V. (The Netherlands)	Holland	1995

Fluka Chemical Corp. (Delaware)	Delaware	1996

Fluka Chemical Company, Ltd. (U.K.)	United Kingdom	1967

Name of Entity - Principal Place of Business	Jurisdiction of Incorporation or Organization	Date of Inc.

Sigma-Aldrich Foreign Holding Company - St. Louis, Missouri	Missouri	1989

Sigma-Aldrich Handels GmbH - Vienna, Austria	Austria	1993

Sigma-Aldrich de Argentina S.A. - Buenos Aires, Argentina	Argentina	1997

Sigma-Aldrich Oceania Pty. Limited [13]	Australia	2005

Sigma-Aldrich Pty., Limited - N.S.W. 2154, Australia [8,13]	Australia	1991

Sigma-Aldrich Australian General Partnership	Australia	2005

Sigma-Aldrich New Zealand Co.	New Zealand	2005

SAFC Biosciences Pty Ltd.	Australia	2002

Sigma-Aldrich Quimica Brasil Ltda. - Sao Paulo, Brazil	Brazil	1992

Sigma-Aldrich spol. s.r.o. – Czech Republic	Czech Republic	1992

Sigma-Aldrich Canada, Ltd. - Ontario, Canada	Canada	1980

Sigma-Aldrich (OM) Ltd. – Athens, Greece	Greece	1997

Sigma-Aldrich Kft. - Budapest, Hungary	Hungry	1993

Sigma-Aldrich India (Bangalore) Branch	India	1992

Sigma-Aldrich Chemicals Pvt Ltd.	India	2003

Sigma-Aldrich Financial Services Limited - Dublin, Ireland	Ireland	1998

Sigma-Aldrich Japan K.K. – Tokyo, Japan	Japan	1986

Sigma-Aldrich Holding Ltd. – Seoul, Korea	Korea

Sigma-Aldrich Korea, Ltd. – Seoul, Korea	Korea	1995

Sigma-Aldrich Quimica, S.A. de C.V. (Mexico)	Mexico	1993

Sigma-Aldrich Sp. z.o.o - Piznan, Poland	Poland	1994

Sigma-Aldrich Quimica S.A. - Madrid, Spain	Spain	1989

Sigma-Aldrich Quimica S.A. (Portugal) Branch	Portugal	1998

Sigma-Aldrich Pte, Ltd. (Singapore)	Singapore	1994

Sigma-Aldrich (m) Sdn. Bhd.- Kuala Lumpur, Malaysia	Malaysia	1997

Sigma-Aldrich Pty. Ltd. – Midrand, South Africa	South Africa	1995

Name of Entity - Principal Place of Business	Jurisdiction of Incorporation or Organization	Date of Inc.

Silverberry Limited (Ireland)	Ireland

Shrawdine Limited (Ireland)	Ireland

Sigma-Aldrich Ireland Ltd. (Ireland)	Ireland	1997

SAFC Arklow Limited (Ireland)	Ireland	1982

Sigma-Aldrich Insurance Company Ltd.	Bermuda	2002

SAFC, Inc. (formerly Tetrionics, Inc.)	Wisconsin	1990

SAFC-JRH Holding Company, Inc.	Delaware	1998

SAFC Biosciences Inc.	California	1979

Additional information:

1.	Aldrich Chemical Company, Inc. own 60% of AAPL Joint Venture

2.	Aldrich Chemical Company, Inc. owns 39.11% of CAMAG Chemie-Erzeugnisse and Adsorptionstechnik AG

3.	Sigma-Genosys of Texas, Inc. and Glen Research Corporation own 50.1% and 49.9% respectively of Genosys Biotin Partners partnership.

4.	Sigma-Genosys of Texas, Inc. owns 37.5% of Chemicus, Inc. (Chemicus, Inc. is an inactive company as of 12/98)

5.	Sigma-Aldrich Corporation owns 7% investment of Procognia Limited (in the United Kingdom)

6.	Sigma-Aldrich Corporation owns 5.5% investment of Rubicon Genomics, Inc.

7.	Sigma-Aldrich Company Ltd. (UK) purchased equity in Oxford Bio Media, a UK company

8.	Sigma-Aldrich pty. Ltd. (Australia) purchased equity in Benitec, Ltd., an Australian company

9.	Sigma-Aldrich, Inc. purchased equity in Cyntellect, Inc. (12.2%)

10.	Ownership interest in Sigma-Aldrich Chimie SNC Partnership (France): Sigma Chemical Foreign Holding Co. 23% and Aldrich Chemical Foreign Holding Co. 77%

11.	Ownership interest in Sigma-Genosys L.P.Partnership: Sigma-Genosys Holdings, L.L.C. 99% and Sigma-Genosys of Texas, Inc. 1%

12.	Ownership interest in Sigma-Aldrich Biotechnology L.P. Partnership: Sigma-Aldrich Biotechnology Investment, L.L.C. 99% and Sigma-Aldrich Biotechnology Holding Co., Inc. 1%

13.	Ownership interest in Sigma-Aldrich Australian General Partnership: Sigma-Aldrich Oceania Pty. Limited 99% and Sigma-Aldrich Pty. Limited 1%

14.	Ownership interest in Sigma-Aldrich Grundstucks-Verwaltung GmbH & Co KG Partnership (Germany): Sigma-Aldrich Co. 95% and Sigma-Aldrich Chemie Verwaltungs GmbH 5%